UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ATWOOD OCEANICS, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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ATWOOD OCEANICS, INC.

15835 Park Ten Place Drive

Houston, Texas 77084

January 12, 2012

Dear Shareholder:

You are cordially invited to join us for our 2012 Annual Meeting of Shareholders to be held on Thursday, February 9, 2012 at 10:00 A.M., Houston Time, at the principal executive offices of Atwood Oceanics, Inc., 15835 Park Ten Place Drive, Houston, Texas 77084.

The materials following this letter include the formal Notice of Annual Meeting of Shareholders and the proxy statement. The proxy statement describes the business to be conducted at the meeting, which includes the election of seven members of our Board of Directors to serve one-year terms, an advisory, non-binding resolution to approve our executive compensation for fiscal year 2011, and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2012 fiscal year. At the meeting, we will also report on industry matters of current interest to our shareholders, and you will have an opportunity to ask questions following the completion of business at the Annual Meeting.

It is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or, if printed proxy materials are mailed to you, by completing and signing the form of proxy and promptly returning it in the envelope provided. The Notice of Annual Meeting of Shareholders on the following page includes instructions on how to vote your shares.

The officers and directors of Atwood Oceanics, Inc. appreciate and encourage shareholder participation. We look forward to seeing you at the Annual Meeting.

Sincerely,

Robert J. Saltiel

President and Chief Executive Officer

ATWOOD OCEANICS, INC.

15835 PARK TEN PLACE DRIVE

HOUSTON, TEXAS 77084

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE ..	Thursday, February 9, 2012

TIME	10:00 A.M., Houston Time

PLACE	15835 Park Ten Place Drive Houston, Texas 77084

ITEMS OF BUSINESS

1.            To elect the seven members of our Board of Directors specified in the accompanying proxy statement to serve one-year terms.

2.            To approve, by a shareholder non-binding advisory vote, the compensation of our named executive officers.

3.            To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2012.

4.            To transact such other business as may properly come before the meeting or any adjournments thereof.

RECORD DATE	You may vote, in person or by proxy, at the Annual Meeting if you were a holder of record of our common stock at the close of business on December 20, 2011.

VOTING BY PROXY

In order to avoid additional soliciting expense to us, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

1.            Call 1-800-690-6903 to vote by telephone;

2.            Go to www.proxyvote.com to vote over the Internet; or

3.            MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE

SHAREHOLDERS MEETING TO BE HELD ON FEBRUARY 9, 2012.

A COPY OF THE PROXY STATEMENT, A FORM OF PROXY, AND THE ATWOOD

OCEANICS, INC. 2011 ANNUAL REPORT TO SHAREHOLDERS ARE

AVAILABLE AT www.proxyvote.com.

By Order of the Board of Directors

Walter A. Baker

Corporate Secretary

January 12, 2012

2012 ANNUAL MEETING OF SHAREHOLDERS

ATWOOD OCEANICS, INC.

PROXY STATEMENT

This proxy statement relates to the solicitation of proxies by the Board of Directors of Atwood Oceanics, Inc. for use at the 2012 Annual Meeting of Shareholders to be held on February 9, 2012 at 10:00 A.M., Houston Time, at our principal executive offices, 15835 Park Ten Place Drive, Houston, Texas, 77084 and at any and all adjournments or postponements thereof. This proxy statement contains information about the items being voted on at the Annual Meeting. Please read it carefully.

This proxy statement, a form of proxy and voting instructions are being mailed on or about January 12, 2012. Our 2011 Annual Report to Shareholders, including consolidated financial statements for the fiscal year ended September 30, 2011, is being mailed at the same time. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

Our principal executive office is located at 15835 Park Ten Place Drive, Houston, Texas 77084, our telephone number is (281) 749-7800 and our website address is www.atwd.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated by reference into this proxy statement.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is entitled to vote?

Only holders of record of our common stock, par value $1.00 per share, on December 20, 2011 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. As of the record date, there were 65,151,611 shares of common stock outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote on all matters, except the election of directors. In the election of directors, a shareholder may exercise his right to cumulate votes as detailed under “What are the requirements to elect the directors and approve each of the proposals?”, below. No other class of securities will be entitled to vote at the meeting.

A complete list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the meeting at the Company’s principal executive offices set forth above during ordinary business hours. Such list shall also be open to the examination of any shareholder present at the meeting.

Who is soliciting my proxy to vote my shares?

Our Board of Directors is soliciting your proxy, or your authorization for our representatives to vote your shares. Your proxy will be effective for the Annual Meeting and at any adjournment or postponement of that meeting.

What are the Board of Directors’ voting recommendations regarding the election of directors and proposals?

The Board of Directors recommends that you vote as follows:

	Proposal to be Voted Upon	Recommendation
Proposal No. 1	Election of seven nominees to the Board of Directors	“FOR” Each Nominee
Proposal No. 2	Advisory vote on the Company’s executive compensation	“FOR”
Proposal No. 3	Ratification of the Company’s independent auditors	“FOR”

What constitutes a quorum?

For business to be conducted at the meeting, a quorum constituting a majority of the shares of common stock issued and outstanding and entitled to vote must be in attendance or represented by proxy. Abstentions and broker non-votes (defined below) will be considered as present for quorum purposes.

How do I vote?

Shareholders entitled to vote at the Annual Meeting may vote in person or by proxy. Proxies may be submitted over the Internet, by telephone or by mail. Proxies submitted over the Internet or by telephone must be received by 11:59 P.M. Eastern Time, on Wednesday, February 8, 2012. Submitting a proxy authorizes the persons appointed as proxies to vote your shares at the Annual Meeting in the manner that you have indicated. The persons named in the form of proxy (Mark L. Mey and Walter A. Baker) have advised that they will vote all shares represented by proxy unless authority to so vote is withheld by the shareholder granting the proxy. In the election of directors, such persons will have the discretion to cumulate the votes of the shares represented by proxy, although the exercise of such discretion is not expected. If your proxy does not indicate your vote, the persons named in the proxy will vote your shares “FOR” the Board’s director nominees, “FOR” approval of the advisory resolution regarding executive compensation, and “FOR” the ratification of the appointment of our independent auditors. If any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the persons named in the proxy.

Can I change my vote?

A proxy may be revoked by a shareholder at any time before it is voted by giving notice of the revocation in writing to the Company’s Corporate Secretary at 15835 Park Ten Place Drive, Houston, Texas 77084, by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed, or by voting in person at the meeting.

What are the requirements to elect the directors and approve each of the proposals?

The election of directors at the Annual Meeting requires the vote of holders of a plurality of the shares represented in person or by proxy at a meeting at which a quorum is present. Abstentions and broker non-votes will not affect the election outcome. See “How are abstentions and broker non-votes treated?” below.

Each share of common stock entitles its owner to one vote except with respect to the election of directors. With respect to the election of directors, each shareholder has the right to vote in person or by proxy the number of shares registered in his name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his shares, or to distribute the votes so cumulated among as many candidates as he may desire. In the event of cumulative voting, the candidates for directors receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

If a shareholder desires to exercise his right to cumulate votes for directors, the laws of the State of Texas, the state in which we are incorporated, require the shareholder to give our Corporate Secretary written notice of such intention on or before the day preceding the meeting. Such notice should be sent to: Atwood Oceanics, Inc., P. O. Box 218350, Houston, Texas 77218, Attn: Corporate Secretary. If any shareholder gives such notice, all shareholders have the right to use cumulative voting at the meeting. The persons named in the form of proxy (Mark L. Mey and Walter A. Baker) are not expected to exercise the right to cumulate votes for the election of the directors named elsewhere in this proxy statement, although such persons shall have discretionary authority to do so.

The advisory vote on the Company’s executive compensation and the ratification of the appointment of independent auditors each require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions will have the same effect as a vote “AGAINST” these proposals, but broker non-votes (defined below) will have no effect on the outcome of these proposals.

If my shares are held in a “street name” by my broker, will my broker vote my shares for me?

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. Under New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of directors and the advisory vote on executive compensation are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be considered to be present at the meeting for purposes of determining a quorum.

What happens if I am a registered holder?

If your shares are registered directly in your name, you are the holder of record of such shares. As the holder of record, you have the right to give your proxy directly to us, to give your voting instructions by telephone or over the Internet or to vote in person by ballot at the meeting.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. With respect to the director elections, abstentions will not affect the election outcome. With respect to the advisory vote on our executive compensation and the ratification of the appointment of independent auditors, abstentions will have the same effect as a vote “AGAINST” these proposals.

Does Atwood offer electronic delivery of proxy materials?

Yes. We are making this proxy statement, the form of proxy and our 2011 Annual Report available to shareholders electronically via the Internet on www.proxyvote.com. On or about January 12, 2012, we began mailing to our shareholders proxy materials and a Notice of Annual Meeting of Shareholders containing instructions on how to access this proxy statement and our Annual Report and how to vote by telephone or online. The notice is not a form for voting.

What is “householding”?

Securities and Exchange Commission rules now allow us to deliver a single copy of an Annual Report and proxy statement to any household not participating in electronic proxy material delivery at which two or more shareholders reside, if we believe the shareholders are members of the same family. This role benefits both you and the Company. We believe it eliminates duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any Annual Report or proxy statement. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy, of if you have received multiple copies and prefer a single set, please make your request by calling 1-800-690-6903, using the website www.proxyvote.com, by e-mail at sendmaterial@proxyvote.com, or in writing to Atwood Oceanics, Inc. c/o Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

What if I plan to attend the Annual Meeting?

Attendance at the Annual Meeting will be limited to shareholders as of the record date, December 20, 2011. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding common stock in brokerage accounts or by a bank or other nominee will be required to show a brokerage statement or account statement reflecting stock ownership as of the record date. Cameras, recording devices and certain other electronic devices will not be permitted at the Annual Meeting.

How are proxies being solicited?

We are soliciting the proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional communications by mail, telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other regular employees. No additional compensation for soliciting proxies will be paid to our directors, officers or other regular employees for their proxy solicitation efforts. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending these materials to you.

What do I do if I receive more than one notice or proxy card?

If you hold your shares in more than one account, you will receive a notice or proxy card for each account. To ensure that all of your shares are voted, please sign, date and return all proxy cards or use each proxy card or notice to vote by telephone or Internet. Please be sure to vote all of your shares.

Will there be any other business conducted at the Annual Meeting?

The Board of Directors is not aware of any other matters that are to be presented for action at the meeting. However, if any other matters properly come before the meeting, your shares will be voted in accordance with the discretion of the appointed proxies.

Who is the Transfer Agent?

Our Transfer Agent is Continental Stock Transfer & Trust Company. All communications concerning shareholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting Continental Stock Transfer & Trust Company by phone at 212-509-4000, ext. 206, via email at cstmail@continentalstock.com, or in writing at 17 Battery Place, New York, New York 10004.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting of Shareholders, seven directors are to be elected for terms of one year each. All seven director nominees are currently serving as directors and are standing for re-election.

Nominees	Present Position with the Company	Served as a Director Continuously Since	Age

Deborah A. Beck	Director	February 2003	64

George S. Dotson	Director	February 1988	71

Jack E. Golden	Director	September 2009	63

Hans Helmerich	Director	February 1989	53

James R. Montague	Director	June 2006	64

Robert J. Saltiel	Director; President and Chief Executive Officer	February 2010	48

Phil D. Wedemeyer	Director	October 2011	62

The nominees have agreed to be named in this proxy statement and have indicated a readiness to continue to serve if elected. The Nominating and Corporate Governance Committee of the Board of Directors has determined that each of the nominees qualifies for election under its criteria for the evaluation of directors and has recommended that each of the candidates be nominated for election. If any nominee becomes unable to serve before the Annual Meeting, shares represented by proxy may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy. The Board has no reason to believe that any of the nominees will become unavailable. As detailed under “Corporate Governance – Director Independence” below, the Board has affirmatively determined that each of the nominees, other than Mr. Saltiel, qualifies as “independent” as that term is defined under the rules of the NYSE and the SEC.

Information about Nominees

Deborah A. Beck has served on the Board of Directors since February 2003. Ms. Beck served as Executive Vice President Planning and Technology and a member of the Management Committee of the Northwestern Mutual Life Insurance Company from 2000 until her retirement in 2006. Ms. Beck joined Northwestern Mutual in 1975 and during her tenure served in various executive capacities, including Senior Vice President-Insurance Operations, Vice President – New Business, and Vice-President of Policy Benefits and Assistant General Counsel. Northwestern Mutual is a leading direct provider of individual life insurance and offers insurance products, investment products and advisory services. Ms. Beck also serves as a director of West Bend Mutual Insurance Company, a private property and casualty insurance company.

George S. Dotson has served on the Board of Directors since February 1988. Mr. Dotson served as an advisor to Helmerich & Payne, Inc. from March 2006 to March 2009 and was a Director from March 1989 to March 2007. He served as Vice President Drilling of Helmerich & Payne, Inc. and President of Helmerich & Payne International Drilling Co. from 1977 until his retirement in 2006. Helmerich & Payne, Inc. is a publicly-traded energy-oriented company primarily engaged in contract drilling of oil and gas wells both in the United States and internationally.

Jack E. Golden has served on the Board of Directors since September 2009. Dr. Golden is managing partner of Edgewater Energy LLC, a Texas based oil and gas company. Previously, Dr. Golden was employed by BP p.l.c. from 1982 through his retirement in 2005, where he served in various executive capacities including Group Vice President – Exploration and Production. As Group Vice President – Exploration and Production, he directed significant portions of BP’s global exploration and production operations. Dr. Golden also serves a director of Cobalt International Energy, Inc., a publicly-traded independent exploration and production company.

Hans Helmerich has served on the Board of Directors since February 1989. Mr. Helmerich is the President and Chief Executive Officer, as well as a director, of Helmerich & Payne, Inc., a publicly-traded energy-oriented company primarily engaged in contract drilling of oil and gas wells both in the United States and internationally, positions he has held for over 20 years. Mr. Helmerich also serves as a director of Cimarex Energy Co., a publicly-traded energy exploration and production company, and as a trustee of the Northwestern Mutual Life Insurance Company.

James R. Montague has served on the Board of Directors since June 2006. Mr. Montague served as President of Encana Gulf of Mexico, Inc., a subsidiary of Encana Corporation which is involved in oil and gas exploration and production, from December 2001 to until his retirement in October 2002. Previously, Mr. Montague served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, which manages International Paper Company’s mineral holdings from 1996 to June 2001. Mr. Montague is a director of Penn Virginia Resource Partners, L.P., a publicly-traded limited partnership which owns and manages coal and natural resource properties and related assets and owns and operates midstream natural gas gathering and processing businesses, and Magellan Midstream Partners, L.P., a publicly-traded limited partnership engaged in the transportation, storage and distribution of refined petroleum products, and also serves the non-executive Chairman of the Board of Davis Petroleum Company, a private company.

Robert J. Saltiel has served as the Company’s President and Chief Executive Officer since December 2009 and was first elected to the Board of Directors in February 2010. Mr. Saltiel has more than 25 years of experience in the oil and gas industry, having served in a variety of leadership roles focused on general management, operations, marketing and strategic planning. Prior to joining the Company, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean Ltd. and from July 2003 to December 2009 served in various other executive roles at Transocean Ltd., including Executive Vice President, Performance and Senior Vice President of Transocean’s North and South America Unit, which covered the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Phil D. Wedemeyer has served on the Board of Directors since October 2011. In July 2011, Mr. Wedemeyer retired as a partner from Grant Thornton LLP, an international accounting firm, where he had served since August 2007. From May 2003 to July 2007, Mr. Wedemeyer served in various capacities with the Public Company Accounting Oversight Board (“PCAOB”), including serving as the Director, Office of Research and Analysis, from August 2005 to July 2007 and Deputy Director, Division of Registration and Inspection, from March 2004 to August 2005. Prior to his service with the PCAOB, Mr. Wedemeyer spent more than 31 years at Arthur Andersen, SC, an international accounting firm, including 21 years as a partner. Mr. Wedemeyer is a licensed Certified Public Accountant.

If a quorum is present at the Annual Meeting, the seven nominees receiving the greatest number of votes cast will be elected as directors.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” election as directors of the persons nominated herein.

CORPORATE GOVERNANCE

General

The Board has established corporate governance practices to assist the Board in the exercise of its responsibilities under applicable law and the listing standards of the NYSE and to govern the employees of the Company. These governance practices are contained in written corporate governance guidelines, committee charters and a Code of Business Conduct & Ethics for employees. We have instituted mandatory sign-off and training for employees on our Code of Business Conduct & Ethics and other relevant compliance topics, including our Anti-Bribery Compliance Program.

The non-management directors of our Board meet regularly in executive session without management participation. Our corporate governance guidelines provide that non-management directors will meet in executive session at least twice annually. Currently, the director who presides at these meetings is the Chairman of the Board. Our corporate governance guidelines provide that, if the Chairman ceases to be independent, then the presiding director will be chosen by a vote of the non-management directors or independent directors, as the case may be.

The Nominating and Corporate Governance Committee of the Board of Directors evaluates the Company’s and our Board of Directors’ governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board of Directors at least annually. The Nominating and Corporate Governance Committee of the Board of Directors further receives updates as necessary regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board of Directors annually evaluate their own performance. Our current governance guidelines and our committee charters may be found on our website at www.atwd.com under “Investor Information - Corporate Governance.” Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of this proxy statement and is not incorporated into this proxy statement. We will continue to monitor our governance practices in order to maintain our high standards.

Board Leadership

The Board of Directors has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board, and currently, Mr. George S. Dotson serves as Chairman of the Board. Mr. Dotson presides over the Board of Directors as it provides advice to and independent oversight of management, allowing our Chief Executive Officer to focus on strategic decisions, as well as have primary responsibility for managing our business. The Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Code of Ethics

Included in our corporate governance guidelines detailed on our website, www.atwd.com, and available in print to any shareholder who requests it, are the Code of Business Conduct & Ethics and the Code of Ethics for the Chief Executive Officer and Chief Financial Officer, currently Mr. Saltiel and Mr. Mey, respectively. We intend to satisfy the disclosure requirement regarding any changes in these codes of ethics we have adopted and/or any waiver therefrom by posting such information on our website or by filing a Form 8-K for such events.

Related Party Transaction Policy

Our Board of Directors has adopted a policy whereby all transactions with related parties must be made in compliance with the Board’s policy on related party transactions. Such transactions must be recommended by management and must be on terms no less favorable to us than could be obtained from unrelated third parties. Our Nominating and Corporate Governance Committee is responsible for reviewing and approving all related party transactions. No transactions requiring approval occurred during fiscal year 2011.

Risk Management

Our Board of Directors has oversight responsibility of the processes established to report and monitor material risks applicable to us. Our Audit Committee assists our Board of Directors in oversight of the integrity of the Company’s financial statements, our compliance with standards of business ethics and legal and regulatory requirements and various matters relating to our publicly available financial information and our internal and independent auditors. Certain risks associated with the performance of our executive management fall within the authority of our Nominating and Corporate Governance Committee, which is responsible for evaluating potential conflicts of interest and independence of directors and Board of Directors candidates, monitoring and developing corporate governance principles and overseeing the process by which our Board of Directors, our Chief Executive Officer and our executive management are evaluated. Risks associated with retaining executive management fall within the scope of the authority of our Compensation and Human Resources Committee (the “Compensation Committee”), which assists our Board of Directors in reviewing and administering compensation, benefits, incentive and equity-based compensation plans. To assist in satisfying these responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made. Responsibility for risk oversight that does not fall within the scope of authority of our four standing committees of the Board of Directors rests with our entire Board of Directors. Our Board of Directors also has the responsibility for monitoring and assessing any potential material risks identified by its committees, or otherwise ensuring management is monitoring and assessing, and, to the extent appropriate, mitigating such risks. Risks falling within this area include, but are not limited to, general business and industry risks, operating risks, financial risks and compliance risks.

The Board of Directors has delegated to management the responsibility to manage risk and bring to the attention of the Board of Directors the most material risks to our Company. We have not assigned the responsibility for all risk management to a single risk management officer within our executive management. Rather, we rely on a management committee to administer an enterprise risk management (“ERM”) program that is designed to ensure that all significant risks to the Company, on a consolidated basis, are being managed and monitored appropriately. Our internal audit department oversees an annual enterprise risk assessment (“ERA”). The ERA is designed to identify the portfolio of the Company’s business risks, to individually evaluate their potential magnitude and likelihood of occurrence, and to identify existing and potential future mitigation strategies. The ERM program assesses the most significant risks from the ERA, identifies other operational, commercial, macroeconomic and geopolitical risks facing the Company, monitors key indicators to assess the effectiveness of the Company’s risk management activities, and manages risks to be within the Company’s desired risk profile. Meetings are held at least quarterly to discuss risk mitigation efforts to manage identified risks. The management team present in the risk management meetings includes our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and the other members of our management team charged with evaluating the Company’s disclosure controls. Meetings are facilitated by our internal audit department head. Our Board of Directors monitors ERM and other risk management information provided to it to assess the Company’s risk management practices and systems in light of the risk philosophy and risk tolerance of the Board. The ERM results are reported to the Board of Directors each quarter to assist in its oversight of risk management.

Process for Communication by Interested Parties with the Board of Directors

The Board of Directors has established a process whereby interested parties may communicate with the Board of Directors and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board of Directors or an individual director, c/o the Corporate Secretary, Atwood Oceanics, Inc., 15835 Park Ten Place Drive, Houston, Texas 77084. The Corporate Secretary will forward these communications as appropriate to the addressee depending on the facts and circumstances outlined in the communication. The Board of Directors has directed the Corporate Secretary not to forward certain items such as spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board of Directors has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board of Directors aware of such material which it may request be forwarded, retained or destroyed at the Board of Directors’ discretion. The interested party may alternatively submit such communications through the MySafeWorkplace system. The MySafeWorkplace system can be contacted via telephone at 1-800-461-9330 or on the internet at www.MySafeWorkplace.com. The interested party should click “Go” on “Make A Report”, choose Atwood Oceanics Management, LP as the organization, and then select “Communicate with Non-Management Directors” as the “Incident Type”. The communication process is also further detailed on our website, www.atwd.com, along with other of our corporate governance guidelines, and is available in print to any shareholder who requests it.

Director Independence

Our Board of Directors has determined that all six of the current non-management directors of the Company (Ms. Beck and Messrs. Dotson, Golden, Helmerich, Montague and Wedemeyer) qualify as “independent” under the corporate governance rules of the NYSE and that each member of the Audit Committee qualifies as “independent” under Rule 10A-3 of the United States Securities Exchange Act of 1934 (the “Exchange Act”). Each of the six non-management directors of the Company are also “non-employee directors” as defined under Rule 16b-3 of the Exchange Act and “outside directors” as defined in section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Board of Directors has not established separate independence requirements beyond those of the NYSE, Rule 16b-3 under the Exchange Act or the Code.

In determining the independence of Messrs. Helmerich and Dotson, the Board of Directors specifically considered the relationship of Helmerich & Payne, Inc. (“H&P”) and Helmerich & Payne International Drilling Co. (“H&PIDC”) to the Company. As of December 30, 2011, H&PIDC owned 8,000,000 shares of common stock, or approximately 12.28% of the issued and outstanding shares. H&P is the parent of H&PIDC. The Board determined that neither H&P nor H&PIDC are affiliates of the Company.

In addition, we have made no contributions to any tax exempt organization in which any independent director serves as an executive officer.

Specific Experience, Qualifications and Skills of the Members of Our Board of Directors

Our Board of Directors is comprised of highly qualified individuals with unique and special skills that assist in effective management of the Company for the benefit of our shareholders. Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our Board of Directors. In addition to the biographical information with respect to each of our directors under the heading “Proposal No.1 - Election of Directors – Information about Nominees”, the following table shows additional experience and qualifications of our individual directors:

Directors	Specific Qualifications and Skills
Deborah A. Beck

•       Over 30 years of executive experience

•       Service on other boards, including on audit and compensation committees

•       Leadership experience of complex organizations, including management responsibility for approximately 1,200 employees

•       Broad legal and compliance experience

George S. Dotson

•       Over 30 years of public company contract drilling industry experience

•       Service on other boards, including publicly-traded companies

•       International oil and gas drilling experience

•       Leadership experience of complex organizations and operations of a major corporation

•       Finance experience

Jack E. Golden

•       Over 20 years of public company oil and gas exploration and production company management experience

•       Service on other boards, including a publicly-traded independent exploration and production company board, and on compensation committees

Hans Helmerich

•       Over 20 years of executive experience with publicly-traded contract drilling company with international operations

•       Service on other boards, including a publicly-traded contract drilling company and a publicly-traded exploration and production company

•       Extensive knowledge of leadership in complex organizations and other aspects of operating a major corporation

•       Experience as a chief executive officer of a publicly-traded company

James R. Montague

•       Service as chief executive officer of three subsidiary companies of two large publicly-traded companies

•       Service on other publicly-traded companies’ boards, including service on audit and compensation committees

•       Extensive experience in the oil and gas exploration industry, including both onshore and offshore

Robert J. Saltiel

•       Serves as our President and Chief Executive Officer

•       Over 25 years of experience in the oil and gas industry, with leadership roles focused on general management, operations, marketing and strategic planning

•       Over eight years of executive experience in the offshore contract drilling service sector

Phil D. Wedemeyer

•       More than 30 years of public accounting firm experience

•       Service with the PCAOB

•       In-depth knowledge of accounting rules and regulations, including expertise in SEC filings

•       Service on other publicly-traded company boards, including on audit and compliance committees

COMMITTEES OF THE BOARD AND MEETINGS

The Board of Directors held six meetings in fiscal year 2011, of which two were telephonic meetings. Each director attended 100% of the total meetings of the Board and each director attended 100% of the total meetings of the committees on which such director served. Additionally, the non-management members of the Board of Directors held four meetings, all of which were attended in person by each non-management director. The Company does not have a policy with regard to Board of Directors’ attendance at the Annual Meeting of Shareholders. Last year, one member of the Board of Directors, Mr. Saltiel, attended the Annual Meeting of Shareholders held on February 10, 2011.

The Board currently has, and appoints members to, four standing Committees: Audit, Compensation, Executive, and Nominating and Corporate Governance. The following chart shows the current committee membership and positions of each director:

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee

Deborah A. Beck	X	X (Chair)		X

George S. Dotson	X	X	X (Chair)	X

Jack E. Golden	X	X		X

Hans Helmerich			X	X

James R. Montague	X	X		X (Chair)

Robert J. Saltiel			X

Phil D. Wedemeyer +	X (Chair)	X		X

+ Audit Committee Financial Expert

Audit Committee.    The Audit Committee consists of Ms. Beck and Messrs. Dotson, Golden, Montague and Wedemeyer (Chair). The Board of Directors has determined that Mr. Wedemeyer serves as the audit committee financial expert as that term is defined under the applicable federal securities laws and regulations. Mr. Robert W. Burgess, who passed away in June 2011, also served as a member of the Audit Committee during 2011 and during such time served as the audit committee financial expert. The Audit Committee reviews our accounting policies and audit procedures, and supervises internal accounting controls. The Audit Committee held eight meetings during fiscal year 2011, of which four were telephonic. Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is accessible on our website, www.atwd.com, and available in print to any shareholder upon request.

Compensation Committee.    The Compensation Committee consists of Ms. Beck (Chair) and Messrs. Dotson, Golden, Montague and Wedemeyer and is responsible for administration of our stock incentive plans and for the review and recommendation to the full Board of Directors of all compensation for our directors, officers and employees. Mr. Burgess also served as a member of the Compensation Committee prior to his death in June 2011.

During fiscal year 2011, there were seven meetings of the Compensation Committee, of which three were telephonic. Our Board of Directors has adopted a written charter for the Compensation Committee which is accessible on our website, www.atwd.com and available in print to any shareholder upon request. Pursuant to the charter, the Compensation Committee may delegate its authority to a subcommittee or subcommittees, provided that the subcommittee is composed entirely of independent directors and has a published charter.

Executive Committee.    The Executive Committee consists of Messrs. Dotson (Chair), Helmerich and Saltiel and is responsible for review of major decisions and acts as delegated by the Board of Directors. During fiscal year 2011, there was one meeting of the Executive Committee. Our Board of Directors has adopted a written charter for the Executive Committee which is accessible on our website, www.atwd.com and available in print to any shareholder upon request.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Ms. Beck and Messrs. Dotson, Golden, Helmerich, Montague (Chair) and Wedemeyer and is responsible for assisting the Board of Directors in determining the appropriate size and composition of the Board of Directors, as well as in monitoring and making recommendations regarding the Board of Directors’ performance. Mr. Burgess also served as a member of the Nominating and Corporate Governance Committee prior to his death in June 2011. The Nominating and Corporate Governance Committee held four meetings during fiscal year 2011. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee which is accessible on our website, www.atwd.com and available in print to any shareholder upon request.

The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election of directors. Working closely with the full Board, the Nominating and Corporate Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include the current composition of the Board, the range of talents and skills already represented on the Board, and the need for other particular expertise. Applying these criteria, the Committee considers candidates for Board membership suggested by its members as well as management and shareholders. From time to time, the Committee may retain third-party executive search firms to identify and review candidates. The Nominating and Corporate Governance Committee will consider all director nominees recommended to it, including those recommended by third parties, and shareholders. Such nominations should be directed to any member of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has no formal diversity policy, but thoughtfully considers the unique qualifications and skills of any candidate or nominee for the Board of Directors. A specific process for communication between shareholders and the Nominating and Corporate Governance Committee is accessible on our website, www.atwd.com, under “Investor Information – Corporate Governance – Contact the Atwood Oceanics, Inc. Board of Directors.” The Nominating and Corporate Governance Committee will evaluate all nominees, for the following:

¡	personal qualities such as leadership, statesmanship and responsiveness;

¡	general management qualities such as a global perspective on our business, short term results, strategic thinking and planning, knowledge of our business and preparedness;

¡	financial expertise such as value creation, capital planning, and communications with the financial investment communities; and

¡	qualities relating to the use of human resources such as developing management talent and creating an effective organization.

DIRECTOR COMPENSATION

For fiscal year 2011, the Compensation Committee recommended and the Board approved, the following compensation for our non-management directors, plus reimbursement of reasonable expenses:

Annual Cash Retainer
Board	$40,000
Chairman of the Board (additional retainer)	$65,000
Audit Committee Chair (additional retainer)	$15,000
Compensation Committee Chair (additional retainer)	$10,000
Nominating and Corporate Governance Committee Chair (additional retainer)	$9,000

In addition, non-management directors receive a $2,500 attendance fee for Board meetings attended in person and a $1,000 attendance fee for telephonic meetings. Committee members receive a $1,750 attendance fee for committee meetings attended in person and $1,000 attendance fee for telephonic committee meetings. For fiscal year 2011, each director also received an annual grant of restricted stock under the Company’s Amended and Restated 2007 Long-Term Incentive Plan (“2007 Plan”) with a grant date fair value of $100,000. In addition, upon being first elected to the Board, outside directors receive a grant of restricted stock with a grant date fair value of $100,000. Such restricted stock grants vest 13 months following the date of grant unless vesting is deferred to a longer period under the Company’s Non-Employee Directors Deferred Compensation Plan (“Director Deferred Plan”). In August 2011, the Board approved an increase in the grant date fair value of the annual and initial grants of restricted stock to $115,000, effective in fiscal year 2012.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Deborah Beck	89,250	100,000	189,250
Robert Burgess (3)	85,500	100,000	185,500
George Dotson	144,250	100,000	244,250
Jack Golden	79,250	100,000	179,250
Hans Helmerich	58,750	100,000	158,750
James Montague	88,250	100,000	188,250
Phil D. Wedemeyer (4)	—	—	—

(1)    The amounts in this column represent the grant date fair value of restricted stock awards granted for fiscal year 2011 in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of these awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 3 to our consolidated financial statements in our 2011 Annual Report to Shareholders filed as an exhibit to the Form 10-K filed with the SEC on November 22, 2011.

(2)    The number of restricted stock awards outstanding at September 30, 2011 for each director was as follows: Ms. Beck—2,668; Mr. Burgess—0; Mr. Dotson—2,668; Mr. Golden—2,668; Mr. Helmerich—6,008; Mr. Montague—8,810; and Mr. Wedemeyer—0. The amounts for Mr. Helmerich and Mr. Montague include 3,340 and 6,142 restricted stock awards the vesting of which has been deferred under the Director Deferred Plan until their respective retirements from the Board.

(3)    Mr. Burgess passed away in June 2011 and in connection with his death, the Compensation Committee accelerated the vesting of 2,668 shares of restricted stock under his annual grant received in December 2010.

(4)    Mr. Wedemeyer was appointed to the Board after the end of fiscal year 2011 and received no compensation during fiscal year 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Five Percent Owners

The following table reflects certain information known to us concerning persons beneficially owning more than 5% of our outstanding common stock as of close of business on December 30, 2011 based on the most recent information filed with the SEC by the person listed, other than with respect to H&PIDC. Information regarding H&PIDC was provided to us by H&PIDC. Unless otherwise noted, each shareholder listed below has sole voting and disposition power with respect to the shares listed.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Class

H&PIDC (1)	8,000,000	12.28%
1437 South Boulder Avenue
Tulsa, Oklahoma 74119

Columbia Wanger Asset Management, LLC. (2)	7,077,079	10.86%
227 West Monroe Street, Suite 3000
Chicago, IL 60606

(1)	Mr. Helmerich, one of our current directors and a director nominee, is President, Chief Executive Officer and a director of H&P. H&P owns 100% of H&PIDC. H&PIDC owns of record 8,000,000 shares of common stock. Mr. Helmerich has disclaimed beneficial ownership of the common stock owned by H&PIDC.

(2)	The information set forth above concerning shares of common stock beneficially owned by Columbia Wanger Asset Management, LLC (“Columbia”) was obtained from Amendment No. 6 to a Schedule 13G dated February 8, 2011 filed with the SEC by Columbia which report includes shares held by Columbia Acorn Trust, a Massachusetts business trust, for which Columbia is an advisor. Based on that Schedule 13G, Columbia had sole voting power with respect to 6,365,835 shares and sole dispositive power with respect to 7,077,079 shares of our common stock.

Director and Executive Officer Shareholdings

The following table sets forth the amount of common stock beneficially owned as of the close of business on December 30, 2011, by each of our directors and director nominees, by each of the executive officers identified in the Summary Compensation Table below (named executive officers), and by all of our directors and executive officers as a group. For our directors and executive officers, the information includes shares that they could acquire through February 28, 2012 by the exercise of stock options. As of December 30, 2011, none of the shares shown below were pledged. Unless otherwise indicated below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

Name of Director, Director Nominee, Named Executive Officer or Group	Shares of Common Stock Beneficially Owned(1)	Percent of Class

Deborah A. Beck	41,346	*
George S. Dotson	53,086	*
Jack E. Golden	7,626	*
Hans Helmerich	49,546	*
Luis A. Jimenez	15,138	*
Glen P. Kelley	88,889	*
Mark L. Mey	3,693	*
James R. Montague	5,250	*
Robert J. Saltiel	28,090	*
Barry M. Smith	36,383	*
Phil D. Wedemeyer	0	*

All directors, director nominees, and executive officers as a group (15 persons)	363,954	*

*	Indicates ownership of less than 1% of the outstanding shares of common stock

(1)	The number of shares beneficially owned by the directors and executive officers listed in the table includes shares that may be acquired within 60 days of December 30, 2011 by exercise of stock options as follows: Ms. Beck – 24,000; Mr. Jimenez – 12,564; Mr. Helmerich – 32,000; Mr. Kelley – 55,660; Mr. Mey – 1,193; Mr. Saltiel – 18,090; and Mr. Smith – 21,677.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During fiscal year 2011, Ms. Beck and Messrs. Dotson, Golden, Montague and Burgess served on the Compensation Committee. Mr. Burgess passed away in June 2011 and Mr. Wedemeyer was appointed to the Compensation Committee in October 2011. No member of our Compensation Committee is or was an officer or employee of the Company or had any relationships requiring disclosure by us under Item 404 of Regulation S-K.

During the fiscal year 2011, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation Committee, (ii) a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as our director.

EXECUTIVE OFFICERS

The following table sets forth our executive officers, the office held by such officer, the date of first election to that office and the age of each officer as of the close of business on January 12, 2012.

Name	Offices Held	Date of First Election	Age

Robert J. Saltiel	President and Chief Executive Officer	December 2009	49

Mark L. Mey	Senior Vice President and Chief Financial Officer	August 2010	48
Glen P. Kelley	Senior Vice President, Marketing and Business Development	March 2010	63
Arthur M. Polhamus	Vice President, Operations	February 2011	57

Walter A. Baker	Vice President, General Counsel and Corporate Secretary	February 2011	50
Michael A. Campbell	Vice President, Controller	January 2009	42

Luis A. Jimenez	Vice President, Human Resources	December 2010	61

Barry M. Smith	Vice President, Technical Services	June 2008	53

Mark W. Smith	Vice President, Corporate Services	August 2011	41

No family relationship exists between any of our executive officers or the directors nominated for election at the Annual Meeting. All of our executive officers serve at the pleasure of the Board of Directors and may be removed at any time with or without cause.

Robert J. Saltiel has served as the Company’s President and Chief Executive Officer since December 2009 and was first elected to the Board of Directors in February 2010. Mr. Saltiel has more than 25 years of experience in the oil and gas industry, having served in a variety of leadership roles focused on general management, operations, marketing and strategic planning. Prior to joining the Company, Mr. Saltiel was Executive Vice President and Chief Operating Officer for Transocean Ltd. and from July 2003 to December 2009 served in various other executive roles at Transocean Ltd., including Executive Vice President, Performance and Senior Vice President of Transocean’s North and South America Unit, which covered the U.S. Gulf of Mexico, Canada, Trinidad and Brazil.

Mark L. Mey has served as Senior Vice President and Chief Financial Officer of the Company since August 2010. Mr. Mey brings to the Company more than 20 years of experience in the energy and financial services industries. Prior to joining the Company, Mr. Mey served as Senior Vice President, Chief Financial Officer and a director of Scorpion Offshore Ltd., a publicly-traded offshore drilling contractor, from August 2005 until it was acquired in July 2010. Prior to 2005, he held various senior financial and other roles in the drilling and financial services industries.

Glen P. Kelley has served as the Company’s Senior Vice President, Marketing and Business Development since March 2010. Previously, Mr. Kelly served the Company as Senior Vice President – Marketing and Administration from December 2004 to March 2010, Vice President – Contracts and Administration from October 1988 to December 2004, and Manager of Operations Administration from January 1983 until October 1988.

Arthur M. Polhamus has served as the Company’s Vice President, Operations since February 2011. Prior to joining the Company, Mr. Polhamus spent nearly 16 years at Transocean Ltd., the world’s largest offshore drilling contractor, in positions of increasing general management and operations responsibility involving both domestic and international offshore drilling operations. Mr. Polhamus served Transocean as Managing Director of the West Africa South Division from January 2009 to January 2011 prior to which he served as Division Manager of the North American Division from December 2006 to December 2008.

Walter A. Baker has served as Vice President, General Counsel and Corporate Secretary of the Company since February 2011. Mr. Baker brings over 25 years of legal experience to the Company, including over 17 years of experience in the offshore drilling industry. Prior to joining the Company, Mr. Baker served as Vice President, General Counsel of Frontier Drilling, Inc., an offshore drilling contractor, from March 2010 until it was acquired in July 2010. Previously, he worked for approximately 15 years in the legal department of Transocean, Ltd. and its predecessor entities, GlobalSantaFe Corporation and Global Marine Inc., most recently as Associate General Counsel from November 2007 until December 2009.

Michael A. Campbell has served as the Company’s Vice President, Controller since January 2009. From January 2006 to January 2009, Mr. Campbell served as General Manager of Financial Services. He joined the Company in March 2001 in the position of Controller.

Luis A. Jimenez has served as the Company’s Vice President, Human Resources since December 2010. Mr. Jimenez has more than 20 years of experience in the development and execution of human resources policies and programs. Previously, Mr. Jimenez served the Company as Director, Human Resources from September 2007 to December 2010 and Director, Compensation and Benefits from March 2007 to September 2007. Prior to joining the Company in March 2007, he served as Director, Compensation & Benefits at The Shaw Group, Inc. from March 2005 to March 2007 and Director, Compensation, Benefits & HRIS at De Lage Landen Financial Services, a leading provider of asset based financing from September 2003 to March 2005. Previously, Mr. Jimenez held various human resources roles at Halliburton Company, including Director Global Compensation and Benefits.

Barry M. Smith has served as the Company’s Vice President, Technical Services since June 2008. From January 2008 to June 2008, Mr. Smith served as General Manager of Technical Services of the Company, prior to which he served as Manager of Maintenance since he joined the Company in June 2006. Prior to joining the Company, Mr. Smith worked for 20 years at Transocean, Ltd., the last 10 years of which he served as Corporate Maintenance Manager.

Mark W. Smith has served as Vice President, Corporate Services of the Company since August 2011. Mr. Smith has over 17 years of experience in the financial, consulting and energy industries. From February 2008 to August 2011, Mr. Smith served as the head of the Internal Audit Department of the Company. Prior to joining the Company, he was a partner at Calvetti, Ferguson & Wagner P.C., a Houston-based accounting firm from April 2006 to February 2009, assisting public companies with Sarbanes-Oxley 404 compliance, internal audit outsourcing and process improvement, prior to which Mr. Smith spent more than 10 years at major accounting and consulting firms, including PricewaterhouseCoopers LLP and Arthur Andersen.

PROPOSAL NO. 2

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Our Board of Directors is submitting a “Say on Pay” proposal for shareholders for consideration. This proposal provides shareholders with the opportunity to cast a non-binding, advisory vote on the Company’s executive compensation program. Our overall compensation program is intended to ensure that the compensation and incentive opportunities provided to our executives and employees remain competitive and provide the motivation to deliver the extra effort that leads to returning value to our shareholders. The primary objective of our executive compensation program is to provide competitive pay opportunities that are commensurate with the Company’s performance, that recognize individual initiative and achievements and that enable us to retain and attract qualified executive officers who are focused on our goals and long term success. The Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein. While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

At our 2011 Annual Meeting of Shareholders held on February 10, 2011, our shareholders voted in favor of holding annual advisory votes on executive compensation. In light of this result, our Board of Directors has decided that future advisory votes on executive compensation will be held annually until the next shareholder advisory vote on the frequency of such votes, which in accordance with applicable regulations, will occur no later than our Annual Meeting of Shareholders held in 2017.

Approval of the non-binding, advisory vote on compensation requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” approval of the compensation paid by the Company to its named executive officers as described in this proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis should be read in conjunction with “Executive Compensation” included elsewhere in this proxy statement. In this Compensation Discussion and Analysis, “named executive officers” refers to our executive officers named in the Summary Compensation Table below.

OVERVIEW OF FISCAL YEAR 2011

In the fiscal year ending September 30, 2011, the offshore drilling industry experienced improving confidence and measurable recovery following the April 2010 Macondo incident. With the combined effect of strong oil prices, increased demand for offshore drilling services and resumption of deepwater permitting in the U.S. Gulf of Mexico, rig contracting activity intensified and the prospects for our industry in both established and frontier basins improved significantly. In this encouraging context, we posted one of our best years ever, which included the achievement of record earnings for the sixth consecutive year, the successful delivery and start-up of our first new-build ultra-deepwater semisubmersible, the commitments to build three high-specification jack-up rigs and our first ultra-deepwater drillship, and the expansion of our contract revenue backlog by approximately 25% to $1.5 billion as of September 30, 2011. Subsequent to year end, we entered into a 21-month contract for the U.S. Gulf of Mexico for our second new-build ultra-deepwater semisubmersible, the Atwood Condor, increasing our backlog to $1.8 billion as of October 31, 2011, and committed to the construction of our second ultra-deepwater drillship, the Atwood Achiever.

Moreover, we continued our history of providing high-quality drilling services safely, efficiently and reliably, having built an excellent reputation with our clients, investors and other stakeholders. Our multiyear program to replenish and expand our worldwide fleet with high-specification floaters and jack-ups, combined with a strong balance sheet and an experienced, dedicated workforce, has set the stage for future growth and sustained financial performance. The inclusion of the Company in Forbes’ list of America’s 100 Best Small Companies highlights our accomplishments and solid reputation. In particular, in fiscal year 2011:

•

We remained focused on delivering superior drilling services and operations excellence to our clients as demonstrated by strong reliability and safety and environmental performance across our fleet. Our operations excellence remains a point of differentiation from our competitors and is valued highly by our clients. In November 2011, the Atwood Falcon was named “Floating Rig of the Year” by a major client with a large contracted fleet, in recognition of the rig’s outstanding safety and operational results. Our focus on continuous improvements in operations integrity resulted in the implementation of new operating standards, enhanced well control training, improved emergency drills and more rigorous equipment maintenance and testing in 2011.

•

We delivered excellent financial results again in 2011. Our net income of $272 million represented another record-high, outpacing our 2010 earnings by over 5%. Our 2011 revenue of $645 million was the second highest in our 43 year history.

•	We continued to focus on improving our safety performance and reducing the occurrence of high-potential incidents. To this end, we modified our safety management system and enhanced safety tools to improve hazard identification and major incident prevention. Despite these efforts, our personal safety measures slipped from our record results achieved in 2010. Most importantly, however, we completed 2011 without a fatality.

•

We received delivery of the Atwood Osprey and successfully commenced operations in Australia after completing nearly 10 million man-hours of construction. In its first 100 days of operation, the Atwood Osprey experienced no recordable safety incidents, achieved 96% reliability and demonstrated the efficient use of its offline capabilities.

•

We are constructing three high-specification jack-up rigs and our first ultra-deepwater drillship, each of which will significantly modernize and expand our rig fleet and increase our future revenue and earnings potential. Subsequent to year end, we committed to build a second ultra-deepwater drillship. We are confident that our use of world-class shipyards, proven rig designs, turnkey construction contracts and experienced onsite project management teams will position us well to replicate the success of the Atwood Osprey.

•

We continued the construction of the Atwood Condor, consistent with our budget and construction schedule. The Atwood Condor is a 10,000 foot water depth, dynamically-positioned semisubmersible scheduled for delivery in June 2012. With an initial 21-month contract, a major commercial development achieved shortly after the end of fiscal year 2011, the operation of the Atwood Condor will mark the Company’s return to offshore drilling in the U.S. Gulf of Mexico. The Atwood Condor’s presence will also enhance our potential to position additional ultra-deepwater rigs in this highly prospective deepwater area in the years ahead.

•

We were successful in signing new contracts and increasing our revenue backlog in addition to the contract for the Atwood Condor. The Atwood Eagle received commitments from clients that will keep it contracted through March 2014. The Atwood Falcon secured a 30-month contract with a new client. The Vicksburg and the Atwood Aurora also signed new agreements with long-time clients of the Company.

•	We augmented the core strengths of our senior leadership team with the appointment of a Vice President, Operations and a Vice President, General Counsel and Corporate Secretary.

•

We introduced Our Guiding Principles, a set of related statements that define our mission, our vision, our beliefs and our values in a way that is unique to Atwood. Our Guiding Principles were developed entirely in-house, utilizing the input of our offshore rig teams and of the people working at our worldwide offices. These statements highlight our corporate values and outline our five most critical responsibilities: Safety and Environmental Stewardship, Client Satisfaction, Employee Focus, Value Creation, and Integrity and Respect. Our Guiding Principles are a source of inspiration for our employees and underscore our commitment to the success of our clients and of our shareholders.

THE ROLE OF THE COMPENSATION COMMITTEE

Our executive compensation program is administered by the Compensation and Human Resources Committee (the “Compensation Committee”). All of the members of the Compensation Committee are independent as required by the New York Stock Exchange (“NYSE”), are “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and are “outside directors” as defined for the purposes of section 162(m) of the Internal Revenue Code (“Code”). The Compensation Committee currently consists of five members: Deborah A. Beck (Chair), George S. Dotson, Jack E. Golden, James R. Montague and Phil D. Wedemeyer. Ms. Beck was elected Chair of the Compensation Committee effective March 10, 2011 to replace Mr. Dotson, who was then elected Chairman of the Board of Directors. The Compensation Committee’s responsibilities include, among other things, the following:

•	making recommendations to the Board of Directors regarding both long-term and short-term incentive compensation and equity-based plans for all employees of the Company;

•	recommending to the Board of Directors the compensation of non-employee directors of the Company;

•

reviewing and approving Company goals and objectives relevant to the President and Chief Executive Officer’s compensation, evaluating the President and Chief Executive Officer’s performance in light of those goals and objectives, and, either as a Compensation Committee or together with the other independent directors (as directed by the Board of Directors), determining and approving the President and Chief Executive Officer’s compensation level based on this evaluation; and

•

performing such general oversight and investigation functions related to Company compensation inherent to the responsibilities designated in its charter or set forth in resolutions of the Board of Directors.

For fiscal year 2011, the Compensation Committee engaged Longnecker & Associates (“L&A”) as its professional consultant to provide information and advice with respect to competitive practices relevant to our compensation programs and policies. The primary role of L&A is to provide the Compensation Committee with compensation market data and information regarding compensation trends in our industry and to make recommendations regarding the design of our program. The Compensation Committee believes it is important and beneficial to have independent third party analysis, and L&A has extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry. The Compensation Committee considered the discussions with and guidance from L&A, as well as the compensation studies created and assembled by L&A, in making competitive compensation decisions. L&A does not provide to the Compensation Committee any services or advice on matters unrelated to compensation and reports directly to and takes direction from the Chair of the Compensation Committee. The Compensation Committee has determined that the advice provided by L&A pursuant to executive compensation was free from any relationships that could impair the professional advice or compromise the integrity of the information and data provided to the Compensation Committee. The fees paid to L&A for services provided to the Compensation Committee totaled approximately $112,125 during fiscal year 2011. Management does not direct or oversee the retention or activities of L&A with respect to our executive compensation program and did not engage L&A in any other capacity for fiscal year 2011.

The Compensation Committee may delegate its responsibilities to one or more individual Committee members to the extent permitted by law, the listing standards of the NYSE and the Compensation Committee’s charter.

COMPENSATION PHILOSOPHY AND OBJECTIVES

A fundamental element of our competitive position continues to be the ability to attract and retain individuals who can successfully lead the organization and drive the execution of our operational and commercial objectives. The programs adopted by the Compensation Committee are intended to provide compensation and incentive opportunities to our executives and employees that are competitive and provide the motivation to deliver superior effort and performance in order to increase value for our shareholders. The primary objectives of our compensation program are to provide competitive pay opportunities that are commensurate with the Company’s performance, recognize individual contributions and achievements, and retain and attract qualified employees and executive officers who are focused on our near-term goals and long-term success.

Specifically, the executive compensation program is designed to:

•	ensure that the compensation program supports the achievement of our short-term and long-term strategic plans by retaining and attracting executive officers critical to our long-term success;
•	reward each of our named executive officers for long-term strategic management and for their individual contributions to enhance shareholder value;
•	offer incentives to motivate performance with respect to individual and company-wide goals and metrics, as well as our performance relative to our competitors; and
•	focus the commitment of our named executive officers on the long-term interests of our shareholders through equity awards.

To establish compensation parameters for our named executive officers, the Compensation Committee evaluated the information provided by L&A relative to a revised compensation peer group (discussed below), including each element of compensation separately and the total direct compensation (the combined value of annual base salary, annual incentives and long-term incentive grants) for each named executive officer. It is our belief that, while the 50th percentile of the market represents a desirable benchmark for the components of our compensation program, the combined value represented by total direct compensation can exceed the 50th percentile, provided that certain factors are met, most notably superior Company performance as compared to our compensation peer group. The Compensation Committee reviews periodically the objectives of our executive compensation program and components to ensure they are appropriate and achieve their intended purpose, while allowing us to keep compensation costs manageable. From the data and analysis provided by L&A, the

Compensation Committee concluded that, for fiscal year 2011, overall base salaries, annual incentives and the value of long-term awards for our named executive officers are closely aligned with the 50th percentile of our compensation peer group and that our process for determining executive compensation is well aligned with shareholder interests. The Compensation Committee will consider the results of the shareholder vote on the non-binding resolution with respect to approval of the compensation of our named executive officers contained in this proxy statement in determining its compensation policies and practices in the future.

CONSIDERATIONS

In making compensation determinations relative to our named executive officers, the Compensation Committee takes into account the following important considerations:

Company Results

We believe that the compensation provided to our named executive officers should be closely related to the Company’s overall results as measured against goals approved by the Board of Directors each year. The Compensation Committee evaluates each individual’s overall contribution to the Company’s ongoing and long-term performance and approves performance targets, which include safety and financial measures, and also establishes incentive compensation targets for each individual named executive officer, expressed as a percentage of annual base salary. Compensation targets are correlated with competitive market data and provide for differentiation in job responsibilities.

Individual Performance

At the beginning of fiscal year 2011, our President and Chief Executive Officer, Mr. Saltiel, made recommendations to the Compensation Committee relative to the individual objectives for each named executive officer, other than himself, based upon the responsibilities assigned to each executive. These objectives included both objective factors such as the executive’s role in achieving the goals and metrics considered in the formula-based portion of the bonus discussed below, as well as subjective factors such as overall corporate results, execution of new-build and other rig projects, achievement of growth objectives, achievement of safety and operational excellence, achievement of fleet manning requirements, employee retention and satisfaction, extension of contract backlog and preservation of the Company’s positive reputation among clients and investors.

Competitive Benchmarking

The Compensation Committee considers competitive industry data in making executive pay determinations. The Compensation Committee modified the executive compensation benchmarking peer companies (our “compensation peer group”) for fiscal year 2011 following recommendations made by L&A. Our previous compensation peer group included eleven companies, among them some larger offshore drillers with which we compete for business and/or talent as well as other relevant companies with levels of revenue and assets comparable to ours. This compensation peer group included Ensco plc, Rowan Companies, Inc., Pride International, Inc., Helmerich & Payne, Inc., Precision Drilling Corporation, Patterson

UTI Energy, Inc., Parker Drilling Company, Oil States International, Inc., Oceaneering International, Inc., RPC Inc. and ATP Oil & Gas Corporation. In refining the group, the Compensation Committee identified peers that better reflected the scope, complexity and profile of our operations. The revised compensation peer group is comprised of ten companies: Ensco plc, Rowan Companies, Inc., Helmerich & Payne, Inc., Precision Drilling Corporation, Patterson-UTI Energy, Inc., Oil States International, Inc., Oceaneering International, Inc., Diamond Offshore Drilling, Inc., Hercules Offshore, Inc., and Noble Corporation. The Committee will continue to review and refine the compensation peer group periodically, as appropriate.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

In order to achieve the objectives of our executive compensation program, we have developed a balanced compensation package consisting of salary, annual cash bonus and long-term stock incentive awards. The Compensation Committee may vary, from time to time, the composition and structure of the compensation program, the allocation among components and the criteria associated with each component. The incorporation of cash and equity elements is intended to balance the reward associated with short-term performance with the potential for achieving longer term results, as well as with effective retention. The mix of pay elements is relevant to the compensation determinations made by the Compensation Committee. The Compensation Committee utilized information provided by L&A in the analysis of each component and the mix of these components as compared to our compensation peer group. In addition, certain of our named executive officers are provided with severance and change-in-control agreements, perquisites and benefits. Each one of these elements of compensation serves a particular purpose, as discussed below.

For 2011, our executive compensation program consisted of five components:

•	base salary;
•	annual cash incentive bonuses;
•	long-term stock-based incentive compensation;
•	severance and change in control arrangements; and
•	benefits.

Base Salary

Base salaries, which are tied to the calendar year rather than fiscal year, compensate our named executive officers for services rendered and are set in proportion to the job responsibilities of each individual. At the discretion of the Compensation Committee, the salaries of our named executive officers are generally reviewed following the end of each fiscal year in recognition of individual performance. We seek to compensate for market movement of salaries in our compensation peer group, utilizing data provided by L&A relative to competitive trends and other relevant information to determine individual salary adjustments as warranted. Mr. Saltiel’s salary is determined by the Compensation Committee, whereas the salaries of other named executive officers are determined by the Compensation Committee with input and recommendations from Mr. Saltiel. In addition to job responsibility and competitive market salary movement, we give consideration to individual performance, to the ordinal rank of pay level for each executive, and to our overall financial condition and industry conditions.

Base salaries for the 2011 calendar year for each of the named executive officers were as follows:

Executive Officer	Base Salary
Robert J. Saltiel	$676,000
Mark L. Mey	$400,000
Glen P. Kelley	$310,000
Barry M. Smith	$243,000
Luis A. Jimenez	$218,900

Annual Incentive Bonus

We provide incentive compensation to our named executive officers in the form of an annual cash incentive bonus relating to safety, financial, operational and individual achievements during the prior fiscal year for the purpose of rewarding and recognizing their contributions toward approved Company goals and metrics, encouraging further individual contributions to shareholder value.

The fiscal year 2011 target incentive bonus amounts were determined by the Compensation Committee as a percentage of annual base salary in the range of competitive bonus amounts of our compensation peer group as furnished by L&A. These targets ranged in fiscal year 2011 from 20% to 175% for Mr. Saltiel, from 15% to 150% for Mr. Mey, from 10% to 150% for Mr. Kelley, and from 10% to 110% for Mr. Smith and Mr. Jimenez. These targets are based upon achievement of threshold, target, or stretch measures of performance as described herein, and are designed to place a significant portion of total direct compensation at risk, generally with a greater portion of total compensation at risk the more senior the executive. Target bonus awards are subject to review based on market movement as well as to pro-rata adjustment due to promotions occurring during the fiscal year or other relevant changes in job responsibilities.

The Compensation Committee set a portion equal to 50% of the incentive bonus target to be formulaic and directly linked to the achievement of Company-wide goals and metrics and individual objectives approved previously by our Board of Directors. The final determinations of this portion of the annual incentive bonus are based upon the extent to which results for the fiscal year met, failed to meet or exceeded our established goals and metrics. The goals and metrics for the Company include results related to safety, financial performance, and share price performance, as well as approved individual objectives for each named executive officer.

The remaining 50% portion of the annual incentive bonus awarded to each named executive officer was non-formulaic and was determined by the Compensation Committee’s subjective assessment of a broader set of factors including, but not limited to, overall corporate results, execution of new-build and other projects, achievement of growth objectives, safety and operational performance, achieving fleet manning requirements, employee retention and satisfaction, contract backlog and preserving the Company’s positive reputation among clients and investors.

The combination of the formula-based and the non-formulaic portions of the annual incentive bonus are designed to result in decisions for our named executive officers that sharpen the focus on our key performance measures and enable a closer alignment with shareholder value creation and competitive norms. The Compensation Committee believes that the non-formulaic factors ensure that our named executive officers focus on a broader set of financial, operational and other factors, and the Committee’s subjective assessment of these factors enables closer alignment of named executive officer pay levels with shareholder value creation and talent attraction, motivation and retention in a challenging competitive environment. The Compensation Committee seeks input from Mr. Saltiel on named executive officer performance and internal equity for named executive officers other than himself. In determining the individual bonus amounts paid to our named executive officers following review of fiscal year 2011 results and individual performance, the Compensation Committee also reviewed information provided by L&A’s study of our compensation peer group and relevant competitive information.

Company Goals and Metrics

Recommendations were made by Mr. Saltiel at the beginning of fiscal year 2011 for the Company’s goals and metrics, and these recommendations were subsequently reviewed as appropriate and endorsed by the Compensation Committee. In determining the goals and metrics for fiscal year 2011, the Committee simplified the number of metrics and linked them to the Company’s budget process as approved by the Board of Directors. For each performance measure, the Compensation Committee established appropriate metrics and specific targets as shown below. Each metric was associated with a threshold, target level and a stretch level of possible achievement. Each performance measure also was assigned a weighting factor to reflect the Company’s goals and priorities as interpreted by the Compensation Committee.

Performance Category	Metric	Weight	Threshold	Target	Stretch
Safety Performance	Total Recordable Incident Rate (“TRIR”)(1)	25%	0.85	0.77	0.68
Financial Performance	Net Income (millions) (2)	45%	$241	$262	$278
Stock Performance	Stock Price Performance vs. Metrics Peer Group	15%	3rd Quartile	4-7	1st Quartile
Individual Objectives	See “Individual Objectives” below.	15%

(1)	TRIR is the number of recordable incidents per 200,000 man hours.
(2)	For purposes of determining achievement of this metric, net income is calculated in accordance with GAAP.

Safety Performance. In determining target, threshold and stretch levels for safety performance, the Compensation Committee reviewed the Company’s current and historical safety goals and performance, the overall expectations of our clients, and also standards of excellence in safety performance established by the International Association of Drilling Contractors, of which the Company is an active member.

Financial Performance. In determining net income levels, the Compensation Committee considered the Company’s approved historical and projected operating budgets, financial performance and strategic goals. The Compensation Committee believes that net income is a financial measure widely used by financial analysts and investors in evaluation our performance and that tying a significant portion of our named executive officers’ annual incentive bonus to this measure more closely aligns these officers’ interests with those of our shareholders.

Stock Performance. Stock performance is measured against the following “metrics peer group”: Diamond Offshore Drilling, Inc., Ensco plc, Noble Corporation, Seadrill Ltd.,

Rowan Companies, Inc. and Transocean, Ltd. Seadrill Ltd. was included for fiscal year 2011 in place of Pride International, Inc., based on its financial, safety and operational profile. The Compensation Committee recognizes that each of these metrics peer group companies is associated with revenue levels, rig fleet sizes and market capitalization levels that are higher than the Company’s. However, the Compensation Committee has included them due to fundamental features of their rig operations, safety focus, client services and competitive conditions.

Individual Objectives. Achievement of individual objectives by each named executive officer comprises the remaining 15% of the formulaic portion of the annual bonus. These objectives are approved by the Compensation Committee based on recommendations from Mr. Saltiel for each of the other named executive officers, and by the Committee’s own determination as it relates to the individual objectives for Mr. Saltiel. The individual objectives are designed to align each named executive officer’s performance with the achievement of the key strategic priorities for the Company in the fiscal year and to focus each named executive officer’s efforts in areas where they may exert the greatest influence given each officer’s scope of responsibility. Mr. Saltiel’s objectives are designed to reflect the most critical Company-wide objectives for the fiscal year and cover all functions.

Individual Bonus Parameters

In connection with the establishment of the above measures and after consideration of information provided by L&A regarding competitive incentive targets and the Compensation Committee’s own determination of appropriate incentive levels to encourage achievement of such measures, the Compensation Committee established bonus target multipliers for fiscal year 2011 based on 2011 calendar year base salary for each named executive officer tied to achievement of the threshold, target or stretch level. The multipliers for the named executive officers are as follows:

Executive Officer	Threshold	Target	Stretch
Robert J. Saltiel (1)	20%	85%	175%
Mark L. Mey (2)	15%	65%	150%
Glen P. Kelley	10%	65%	150%
Barry M. Smith	10%	45%	110%
Luis A. Jimenez (3)	10%	44%	110%

(1)	Mr. Saltiel’s employment agreement provides for a threshold bonus of 20%, but in no event less than 20% of Mr. Saltiel’s base salary.
(2)	The terms of employment for Mr. Mey provide for eligibility for annual cash incentive commencing with fiscal year 2011, consistent with award determinations for other named executive officers.
(3)	Target percentage reflects an adjustment to the target based on the length of time Mr. Jimenez served as an executive officer.

In setting multipliers, the Compensation Committee believes that a stretch multiple greater than 100% was appropriate for our named executive officers and established multiples reflecting the Compensation Committee’s belief that the more senior the named executive officer is, the greater the portion of total compensation that should be at risk. For each particular metric calculation, the Compensation Committee determined whether the Company had met the threshold, target or stretch level and then used the multiplier of calendar year base salary for each named executive officer, based upon the level achieved.

In the event a metric does not meet threshold, none of the bonus is earned for that metric, and the stretch level is the maximum percentage that may be earned for a metric. In the event that a metric was achieved at a level between defined achievement levels, the Compensation Committee made an incremental adjustment.

Evaluation of Performance Results

For 2011, the Compensation Committee reviewed the Company’s overall results against approved corporate performance targets as follows:

Safety Performance. We concluded the fiscal year with a total recordable incident rate of 1.14 which exceeded our threshold of 0.85 and represented an increase from our TRIR of 0.8 achieved in fiscal year 2010. As the TRIR achieved did not meet threshold, the level of bonus payment attributable to this metric was paid at 0%.

Financial Performance. The net income target for fiscal year 2011 was $262 million. We achieved actual net income of $272 million, which exceeded the target amount by $10 million. As the net income achieved was between the approved target and the stretch amount, the Compensation Committee approved the level of payment of the portion of the annual bonus attributable to this metric for each named executive officer as shown below in the table under “Formulaic Portion of the Annual Incentive Bonus”.

Stock Performance. Actual fiscal year 2011 results compared against our metrics peer group were in the 1st Quartile, ranking first of seven companies. The Compensation Committee reviewed the achievement of this performance measure at the stretch level and authorized the level of payment of the bonus amount attributable to this metric for each named executive officer as shown below in the table under “Formulaic Portion of the Annual Incentive Bonus”.

Individual Objectives. For 2011, each of the named executive officers, other than Mr. Saltiel, was evaluated on the achievement of his respective individual objectives by the Compensation Committee with input on performance provided by Mr. Saltiel. Mr. Saltiel’s performance against his individual objectives was determined by the Compensation Committee.

Mr. Saltiel, President and Chief Executive Officer, is responsible for the strategic decisions concerning the Company as well as having primary responsibility for the management of our business. Mr. Saltiel’s individual objectives were established by the Compensation Committee and included, among others, ensuring safe and reliable start-up of the Atwood Osprey by April 2011, improving safety performance and metrics, executing on growth opportunities, achieving term contracts for our new-build units, achieving or exceeding budgeted revenues and earnings, developing a new capitalization program, recruiting new officers to the management team, and establishing a formal succession planning process. Based on these considerations, the Compensation Committee subjectively assessed Mr. Saltiel’s performance for 2011 and determined that he achieved these objectives at an absolute level of 100%.

Mr. Mey, Senior Vice President and Chief Financial Officer, is primarily responsible for financial matters such as establishing cash flow and earnings estimates, implementing our annual budget process, ensuring appropriate funding for our strategic growth projects, maintaining internal financial controls, managing taxation issues and meeting financial reporting and compliance requirements. In addition, Mr. Mey provides oversight and leadership to the Company’s supply chain function. Mr. Mey’s individual objectives included, among others, implementation of improved financial processes and structures, development of a new capitalization program, achievement of specific cost-savings measures, increasing Company visibility in the investment community and enhancing the supply chain function. The Committee subjectively assessed Mr. Mey’s performance for 2011 and determined that he largely exceeded these objectives at an absolute level of 110%.

Mr. Kelley, Senior Vice President, Marketing and Business Development, is primarily responsible for contractual and marketing matters that drive and sustain Company revenue by impacting rig utilization and operating margin. Mr. Kelley’s individual objectives included, among others, the contracting of rigs with expiring contracts in calendar year 2011, closure of a contract for the Atwood Condor, securing new clients for the Company and expanding client management coverage. The Committee subjectively assessed Mr. Kelley’s performance for 2011 and determined that he largely exceeded these objectives at an absolute level of 110%.

Mr. Smith, Vice President, Technical Services, is responsible for the Company’s engineering and maintenance functions. He also leads the group charged with the execution of the Company’s new-build construction projects and activities as well as regulatory, maintenance and upgrade projects that may involve the active rig fleet. Mr. Smith’s individual objectives included, among others, timely delivery of the Atwood Osprey, advancements of other new-build projects according to respective schedules, achievement of annual maintenance budget targets, OEM certification of the Company’s blow-out preventers and completion of three regulatory-related projects on active rigs. The Committee subjectively assessed Mr. Smith’s performance for 2011 and determined that he mostly achieved these objectives at an absolute level of 95%.

Mr. Jimenez, Vice President, Human Resources, is responsible for the service delivery platform that enables the Company to attract, retain and motivate employees. His duties include the design and management of the Company’s compensation and benefits programs and oversight of the performance management and career development functions. Mr. Jimenez’ individual objectives included, among others, the full crewing of the Atwood Osprey, initial crewing of the Atwood Condor, enhancement of training and succession planning and reduced costs for key administrative functions. The Committee subjectively assessed Mr. Jimenez’ performance for 2011 and determined that he mostly achieved these objectives at an absolute level of 95%.

The Compensation Committee endorsed the determinations made by Mr. Saltiel with respect to the level achieved by each officer, and determined the level achieved by Mr. Saltiel, which were collectively between 95% and 110%, as shown below:

Executive Officer	Weight of FY2011 Formula- Based Individual Objectives		Absolute Level Achieved (1)		Adjusted Weight		Annual Bonus Target as % of Salary		Level Achieved as % of Bonus Target
Robert J. Saltiel	15%	x	100%	=	15.0%	x	85%	=	12.8%
Mark L. Mey	15%	x	110%	=	16.5%	x	65%	=	10.7%
Glen P. Kelley	15%	x	110%	=	16.5%	x	65%	=	10.7%
Barry Smith	15%	x	95%	=	14.3%	x	45%	=	6.4%
Luis A. Jimenez	15%	x	95%	=	14.3%	x	44%	=	6.3%

(1)	This column reflects the overall assessment of individual performance results measured against established individual objective for fiscal year 2011.

Formulaic Portion of the Annual Incentive Bonus

At the end of fiscal year 2011, the Compensation Committee completed the evaluation of our results and the weighing of metrics discussed above to ensure that the formula-driven portion of the incentive bonus determinations was appropriate and commensurate with the accomplishments posted. Formulaic bonus determinations for fiscal year 2011 were as follows:

Corporate Goals and Metrics			Adjusted Level by Executive Officer
Metrics	Weight	Level Achieved	Mr. Saltiel	Mr. Mey	Mr. Kelley	Mr. Smith	Mr. Jimenez
TRIR	25%	Below Threshold	0.0%	0.0%	0.0%	0.0%	0.0%
Net Income	45%	Between Target and Stretch	63.6%	53.2%	53.2%	38.5%	37.8%
Stock Price Performance vs. Metrics Peer Group	15%	1st Quartile	26.3%	22.5%	22.5%	16.5%	16.2%
Individual Objectives	15%	95% to 110%	12.8%	10.7%	10.7%	6.4%	6.3%
Total Formulaic Percentage	100%		102.7%	86.4%	86.4%	61.4%	60.3%

Annual Base Salary			$676,000	$400,000	$310,000	$243,000	$218,900
Formulaic Portion - 50% of Annual Base Salary times Total Formulaic Percentage			$346,500	$173,000	$134,000	$74,500	$66,000

Non-Formulaic Portion of Annual Incentive Bonus

For each of the named executive officers, other than Mr. Saltiel, the Compensation Committee determined the non-formulaic portion of the annual incentive bonus by assessing the officer’s performance against individual objectives with consideration being given to other relevant factors not covered directly by the individual objectives, including, but not limited to, overall corporate results, execution of new-build and other projects, achievement of growth objectives, safety and operational performance, achieving fleet manning requirements, employee retention and satisfaction, contract backlog, preserving the Company’s positive reputation among clients and investors, and other factors as they related to both individual and overall Company performance in 2011. The competitive compensation data provided by L&A for the position held by each officer was also considered, as appropriate. The Committee awarded Mr. Saltiel an amount for the non-formulaic portion of the annual incentive bonus, primarily based on the Committee’s assessment of his personal contributions, the performance of the Company in key functional areas, and the Company’s leading share price performance relative to its metric peer group in 2011. Non-formulaic bonus determinations for fiscal year 2011 were as follows:

	Mr. Saltiel	Mr. Mey	Mr. Kelley	Mr. Smith	Mr. Jimenez
Annual Base Salary	$676,000	$400,000	$310,000	$243,000	$218,900
Total Non-Formulaic Percentage	120.5%	86.5%	86.5%	70.4%	60.3%
Non-Formulaic Portion – 50% of Annual Base Salary times Total Non-Formulaic Percentage	$346,500	$173,000	$134,000	$85,500	$66,000

Final Bonus Determination

At the end of fiscal year 2011, the Compensation Committee completed the evaluation of our results and the weighing of metrics discussed above to ensure that the combined formula-driven and the non-formulaic portions of the incentive bonus determinations, which are intended to reward the performance and contributions of our named executive officers, were appropriate and commensurate with the accomplishments posted. In addition, the Compensation Committee reviewed the market survey information provided by L&A to ensure that the incentive bonus amounts resulting from this evaluation fully support our compensation philosophy and are closely aligned with shareholder interests. The Compensation Committee made the final bonus determinations for our named executive officers as follows:

	Mr. Saltiel	Mr. Mey	Mr. Kelley	Mr. Smith	Mr. Jimenez
Annual Base Salary	$676,000	$400,000	$310,000	$243,000	$218,900
Approved Multiplier (“Target”) as % of Annual Salary	85.0%	65.0%	65.0%	45.0%	44.0%
Bonus Target Amount - Target x Annual Base Salary	$574,600	$260,000	$201,500	$109,350	$96,316
Formulaic Portion	$346,500	$173,000	$134,000	$74,500	$66,000
Non-Formulaic Portion	$346,500	$173,000	$134,000	$85,500	$66,000
Total Bonus Amount	$693,000	$346,000	$268,000	$160,000	$132,000
Total Bonus Amount as % of Salary	102.5%	86.5%	86.5%	65.8%	60.3%
Total Bonus Amount as % of the Approved Target Amount	121.0%	133.0%	133.0%	146.0%	137.0%

The Compensation Committee’s incentive bonus recommendations were endorsed by L&A based upon its review of relevant competitive information, including analysis of incentive and performance-related bonus amounts paid by our compensation peer group for comparable jobs at the 50th percentile level and of the proportion represented by bonus amounts in the total direct compensation for each benchmarked job. The bonus amounts recommended by the Compensation Committee are generally aligned with competitive market data and the proportion represented by the bonus amounts as a percentage of the total direct compensation remains within the overall competitive range. The Compensation Committee believes that the recommended fiscal year 2011 incentive bonus awards support the objectives of our compensation program.

Long-Term Stock Incentive Awards

The Compensation Committee considers stock ownership by management through stock-based compensation arrangements beneficial in aligning management’s and shareholders’ interest. Under the provisions of our shareholder-approved Atwood Oceanics, Inc. Amended and Restated 2007 Long-Term Incentive Plan (the “2007 Plan”), the Compensation Committee has the ability to grant stock options, restricted stock awards, stock appreciation rights (“SARs”) and performance units to eligible employees and to grant nonqualified stock options, restricted stock awards, SARs and performance units to eligible directors.

Annual Restricted Stock and Stock Options Awards

The Compensation Committee awards restricted stock and stock options to our named executive officers in line with competitive market norms based upon each officer’s performance in a fiscal year. These awards are primarily designed to tie a portion of each named executive officer’s compensation to longer-term future performance of the Company and to support the philosophy adopted by the Compensation Committee. The grant determinations are made by the Compensation Committee using as a reference the relevant competitive market information and recommendations provided to the Compensation Committee by L&A, in order to provide total direct compensation comparable to those held by named executive officers in our compensation peer group. The Compensation Committee sets the individual grant values to reflect (a) the level of responsibility of each named executive officer and his potential impact on the long-term success of the business, (b) the intent to encourage distinctive levels of long-term performance and contributions, (c) talent retention considerations as appropriate, and (d) tenure with the Company.

For 2011, the Compensation Committee determined to allocate the value of the long-term stock incentive awards equally between restricted stock and stock options. For purposes of determining the number of restricted stock and stock option awards granted, the Compensation Committee determined an aggregate grant value for each named executive officer. The number of shares of restricted stock was obtained by dividing an amount equal to 50% of the aggregate value of the grant by the closing stock price on the date of grant. The number of shares underlying stock options resulted from dividing an amount equal to 50% of the aggregate value of the grant by the Black-Scholes value of the stock option. We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation, and we do not grant options with a grant date prior to the date of Compensation Committee approval of the grant. The exercise price of options is equal to the closing market price of our common stock on the NYSE on the grant date. Restricted stock granted to the named executive officers under the 2007 Plan “cliff” vests 100% at the end of the three year period following the date of grant, subject to accelerated vesting upon a change-in-control. Grants of non-qualified stock options to named executive officers vest 25% each year, beginning one year from the date of grant, subject to accelerated vesting upon a change-in-control.

Fiscal Year 2011 Grants. In December 2010, the Compensation Committee recommended granting long-term incentive awards to our named executive officers as follows:

Executive Officer	Grant Date Fair Value (1)	Restricted Stock Awards	Stock Options Awards
Robert J. Saltiel	$2,275,000	30,406	72,360
Mark L. Mey (2)	$150,000	2,004	4,772
Glen P. Kelley	$551,500	7,372	17,540
Barry M. Smith	$402,000	5,372	12,784
Luis A. Jimenez	$346,200	4,626	11,012

(1)	The amounts in this column represent the grant date fair value of restricted stock awards granted for fiscal year 2011 in accordance with ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of these awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 3 to our consolidated financial statements in our 2010 Annual Report to Shareholders filed as an exhibit to the Form 10-K filed with the SEC on November 23, 2010.
(2)	Mr. Mey joined the Company in fiscal year and the amounts shown reflect a prorated award based on his time of service.

Fiscal Year 2012 Grants.    In December 2011, the Compensation Committee recommended granting long-term incentive awards to our named executive officers as follows:

Executive Officer	Grant Date Fair Value (1)	Restricted Stock Awards	Stock Options Awards
Robert J. Saltiel	$2,500,000	30,048	73,964
Mark L. Mey	$900,000	10,817	26,628
Glen P. Kelley	$620,000	7,452	18,344
Barry M. Smith	$450,000	5,409	13,312
Luis A. Jimenez	$380,000	4,567	11,244

(1)	The amounts in this column represent the grant date fair value of restricted stock awards granted for fiscal year 2012 in accordance with ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of these awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 3 to our consolidated financial statements in our 2011 Annual Report to Shareholders filed as an exhibit to the Form 10-K filed with the SEC on November 22, 2011.

Special Award of Performance-based Restricted Stock Units

In December 2011, the Compensation Committee considered and recognized the increased level of competition for senior talent in the offshore drilling industry, the unprecedented execution challenges that the Company anticipates over the next several years, including delivery, contracting, manning and start-up of six rigs which are currently under construction. Furthermore, the Compensation Committee intends to ensure a strong level of alignment between the prospective compensation provided to our named executive officers and the measurable outcomes of superior longer-term performance. In so doing, the Compensation Committee determined to provide our executive officers, including our named executive officers, with meaningful incentive to focus on and achieve industry-leading share price performance for the Company relative to its major offshore drilling peers.

Upon these considerations and having reviewed information and recommendations provided to the Compensation Committee by L&A, as well as relevant information provided by the Company’s independent legal and tax counsel, the Compensation Committee approved awards of performance-based restricted stock units to our named executive officers under the 2007 Plan. The performance component of the award is based on relative total shareholder return (“TSR”) for the period beginning January 1, 2012 and ending December 31, 2014. The Compensation Committee believes performance component aligns with our compensation philosophy of rewarding performance relative to our competitors and rewarding enhancement of shareholder value. The performance-based restricted stock units were granted on December 29, 2011, and will vest on the third anniversary of the date of grant, with respect to a number of shares of our common stock determined by comparing our TSR for the performance period to the TSR of our metrics peer group, including Seadrill Ltd., Transocean Ltd., Ensco plc, Noble Corporation, Diamond Offshore Drilling, Inc. and Rowan Companies, Inc. The Compensation Committee selected these companies due to the relative scope, complexity and profile of the Company’s operations. The performance-based restricted stock units are subject to acceleration upon a change-in-control. At the end of the determination period, each company will be ranked from high to low by comparing the TSR achieved. The award payment schedule for each named executive officer will be determined based on the Company’s TSR rank as follows:

TSR Rank	Percentage Earned
1	200%
2	150%
3	125%
4	100%
5	50%
6	0%
7	0%

For performance-based restricted stock unit awards, the number of units awarded was obtained by dividing the aggregate award value for such awards for a named executive officer by the closing price of our common stock on the date of grant. With respect to this special award, the Compensation Committee approved target-level awards for each named executive officer based on a multiple of their 2012 salaries, as follows:

Executive Officer	Calendar Year 2012 Salary (1)	Salary Multiple	Targeted Value of Award	Performance Units(2)
Robert J. Saltiel	$703,000	2x	$1,406,000	35,327
Mark L. Mey	$416,000	2x	$832,000	20,905
Glen P. Kelley	$322,400	2x	$644,800	16,202
Barry M. Smith	$262,500	1.75x	$459,375	11,543
Luis A. Jimenez	$229,800	1.5x	$344,700	8,661

(1)	Base salaries are set on a calendar year basis. For calendar year 2012, base salaries were set in December 2011.
(2)	Based on the closing price of the Company’s common stock on the date of grant.

Severance and Change in Control Arrangements

We believe that the competitive marketplace for executive talent and our desire to minimize turnover and retain our named executive officers requires us to provide certain severance benefits. We also believe the provision of these benefits serves the interests of our shareholders by encouraging certain valued employees to remain employed with the Company in the event of a change-in-control. The Company has established the Atwood Oceanics, Inc. Retention Plan for Certain Salaried Employees (the “Retention Plan”), entered into Executive Agreements with Messrs. Mey and Kelley (the “Executive Agreements”), and included change-in-control provisions in Mr. Saltiel’s Employment Agreement, each of which contains a “double-trigger” requirement for payments relating to termination of employment other than for cause following a change-in-control. Mr. Saltiel’s Employment Agreement also provides for a “single-trigger” payment for termination of employment without regard to change-in-control. Under the terms of the 2007 Plan, awards immediately vest and are fully earned and exercisable upon a change-in-control. Awards of performance-based restricted stock units are considered fully earned at the named executive officer’s target amount upon a change-in-control. For more information regarding severance and change in control arrangements, see “Executive Compensation–Potential Payments Upon Termination or Change-in-Control.”

The Compensation Committee believes the provision of such change-in-control benefits is competitive and appropriate in light of our compensation peer group. In reaching such determination, the Compensation Committee considered compensation consultant surveys and reviewed the amounts payable by the compensation peer group to similarly situated executives in the event of a termination of employment in connection with a change-in-control. The change-in-control provisions for Messrs. Saltiel and Mey were negotiated in connection with their appointments.

The benefits payable to Mr. Kelley with regard to termination of employment in a post change-in-control employment period did not influence the Compensation Committee’s decisions with regard to other compensation elements. Benefits relating to termination of employment in a post change-in-control employment period payable to Mr. Saltiel and to Mr. Mey were considered as part of their overall compensation packages.

Benefits

Named executive officers are eligible to participate in the Company’s benefit plans on the same terms as other employees. The Company’s 401(k) plan (the “Retirement Plan”) is a qualified defined contribution plan which allows employees, including named executive officers, to save for retirement through a tax-advantaged combination of employee and Company contributions. Employee contributions are matched by the Company up to 200% of the first 5% of salary contributed by the employee. Named executive officers are also eligible for participation, along with certain senior management personnel, in the non-qualified Benefits Equalization Plan, a program that allows for tax-deferred contributions in excess of allowable amounts permitted under the Retirement Plan of up to 200% of the first 5% of salary and bonus contributed by the employee. The benefits provided through elective participation in the Benefits Equalization Plan are secured through a Rabbi Trust and all vested amounts must be withdrawn in a participant’s elective period not to exceed ten years commencing six months following termination of employment. Company contributions under both the Retirement Plan and the Benefits Equalization Plan are subject to a six-month waiting period and vesting in the employee’s Company matching contribution account does not occur until the completion of three years of service.

The Company also provides named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program. Named executive officers are covered under the Company’s Executive Life Insurance Plan, which provides for salary continuation to the executive’s beneficiary upon the executive’s death. Payments equal to 2.5 times annual salary are payable in 30 installments or, in the event of death due to accidental causes, payments equal to five times annual salary are payable in 60 installments. In addition, the Company provides each of our named executive officers the benefit of membership to a designated luncheon and exercise facility; reimbursements of up to $6,000 for qualifying medical, dental or vision expenses; and reimbursements of up to $2,000 for a yearly, comprehensive physical examination. Certain named executive officers are also provided supplemental life insurance benefits. The increased life insurance benefits offered to our named executive officers respond to competitive considerations and to the importance of each officer to our long term success. The reimbursement of medical, dental or vision expenses to the named executive officers was considered non-material and was terminated effective December 31, 2011.

STOCK OWNERSHIP POLICY

In furtherance of the Board of Director’s goal of promoting sound corporate governance practices, in December 2011, the Board of Directors adopted a stock ownership policy to further ensure the alignment of the financial interests of the Company’s directors and senior employees with those of its shareholders. We believe that it is important that directors and senior employees maintain a certain level of ownership of shares of our common stock, and this policy is designed to help achieve this objective and further highlight and promote our commitment to sound corporate governance. Executive officers and directors subject to this policy are required to achieve a minimum ownership requirement by four years from the later of (a) December 31, 2011 or (b) being elected a director, being named an executive officer or otherwise being designated as a covered employee. Upon achieving his or her respective minimum ownership requirement, each director or covered employee must continue to maintain the minimum ownership requirement at all times during a given calendar year and for so long as the director or covered employee remains subject to this policy.

Each director and covered employee must maintain the number of qualifying shares of common stock, as defined in the policy, with a fair market price equal to a multiple of the director’s base annual retainer or the covered employee’s annual base salary. For directors, the minimum ownership requirement is four times the base annual retainer. For Mr. Saltiel, the minimum ownership requirement was set at five times his annual base salary; for Messrs. Mey and Kelley, the minimum ownership requirement was set at three times their respective annual base salary and for Messrs. Smith and Jimenez, the minimum ownership requirement was set at two times their respective annual base salary. By the first day of December of each year, directors and covered employees will be required to certify to the Compensation Committee their holdings of common stock and level of compliance with their minimum ownership requirement.

The failure by a director or covered employee to meet or to demonstrate sustained progress toward the achievement of the applicable minimum ownership requirement will result in the imposition of a restriction on sales of common stock and may result in a reduction in the value of future long term incentive grants or exclusion from future grants until compliance is achieved.

ASSESSMENT OF RISK AND RECOVERY OF COMPENSATION

Our Audit Committee and Board of Directors employ a risk management process conducted periodically to ensure that potential risks that might arise from any of our executive compensation practices and policies do not result in potential adverse impact on the Company, financially or otherwise. The Compensation Committee has reviewed the policies and guidelines underlying our executive compensation determinations and concluded that the following factors promote the creation of long-term value and thereby discourage behavior that leads to excessive or unnecessary risk:

•	individual cash incentives are made within the boundaries of approved fixed maximum awards as applicable to each named executive officer;
•	the short-term performance metrics considered in annual bonus determinations are supplemented with diverse performance measures;
•	the members of the Compensation Committee who approve final bonus recommendations are independent; and
•

named executive officers receive the majority of their total direct compensation in the form of long-term incentives with multi-year vesting to align the interests of the named executive officers with long term value creation for our shareholders.

In addition, in the event that any executive officer is in violation of our Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officers or applicable law or regulations or there is a downward adjustment or restatement of corporate financial or non-financial performance results, the Compensation

Committee may seek recovery of compensation paid to the executive officers involved, whether in whole or in part, or take other remedial action as appropriate, to recover repayment of any bonuses or long-term incentive awards.

TAX CONSIDERATIONS

Section 162(m) of the Code provides that certain compensation to certain executive officers in excess of $1 million annually will not be deductible for federal income purposes. During fiscal year 2011, the compensation for Mr. Saltiel was above the $1 million threshold. Mr. Saltiel’s total compensation relating to fiscal year 2011 performance exceeded $1 million by approximately $273,216.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Human Resources Committee:

Deborah A. Beck, Chair

George S. Dotson

Jack E. Golden

James R. Montague

Phil D. Wedemeyer

January 12, 2012

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards (3)	Change in Pension Values and Non-qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
		($)	($)	($)	($)	($)	($)	($)

Robert J. Saltiel (6)	2011	682,000	693,000	1,137,500	1,137,500	15,506	135,270	3,800,776
President and Chief	2010	514,600	1,085,000	3,000,000	0	2,200	35,800	4,637,600
Executive Officer

Mark L. Mey (7)	2011	400,000	346,000	75,000	75,000	0	34,384	930,384
Senior Vice President,	2010	56,400	60,000	321,400	0	-	3,100	440,900
Chief Financial Officer

Glen P. Kelley	2011	335,725	268,000	275,750	275,750	19,319	61,631	1,236,175
Senior Vice President,	2010	295,300	220,606	266,000	266,000	11,600	46,200	1,105,706
Marketing and	2009	283,200	210,000	98,200	82,200	10,700	74,000	758,300
Business Development

Barry M. Smith	2011	254,176	160,000	201,000	201,000	0	44,509	860,685
Vice President,	2010	231,437	175,263	185,300	186,400	13,384	53,930	845,714
Technical Operations	2009	222,072	125,000	40,300	48,300	22,761	51,920	510,353

Luis A. Jimenez (8)	2011	228,387	132,000	173,100	173,100	0	39,266	745,853
Vice President,
Human Resources

(1)	Amounts shown for bonus awards reflect amounts earned for performance in the designated fiscal year but paid in December of the following fiscal year. For 2010, Mr. Saltiel’s bonus amount includes a signing bonus of $500,000 received upon the commencement of his employment.

(2)	The amounts disclosed in this column represent the aggregate grant date fair value of the restricted stock awards granted to each named executive officer in fiscal year 2011 calculated in accordance with ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 3 to our consolidated financial statements in our 2011 Annual Report to shareholders filed as an exhibit to the Form 10-K filed with the SEC on November 22, 2011.

(3)	The amounts disclosed in this column represent the aggregate grant date fair value of non-qualified stock options granted to each named executive officer in fiscal year 2011 calculated in accordance with ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 3 to our consolidated financial statements in our 2011 Annual Report to shareholders filed as an exhibit to the Form 10-K filed with the SEC on November 22, 2011.

(4)	Amounts for 2011 listed as zero reflect negative earnings in the amount of $12,213 for Mr. Mey, $11,921 for Mr. Smith, and $6,998 for Mr. Jimenez.

(5)	All other compensation for 2011 includes the following amounts:

Name	Company Contributions To Retirement Plan (A)	Company Contributions To Benefit Equalization Plan (B)	Other Perquisites (C)	Total
Robert J. Saltiel	$24,500	$102,200	$8,571	$135,270
Mark L. Mey	$16,667	$10,000	$7,717	$34,384
Glen P. Kelley	$24,843	$30,790	$5,998	$61,631
Barry M. Smith	$18,227	$24,717	$1,565	$44,509
Luis A. Jimenez	$9,123	$24,142	$6,000	$39,266

(A)	Amounts reflect matching contributions made for fiscal year 2011 on behalf of each named executive officer to the Company’s 401(k) plan, which is qualified under applicable provisions of the Internal Revenue Code and provides for employee contributions matched by the Company at 200% of the first 5% of salary contributed by the employee (the “Retirement Plan”).

(B)	Amounts reflect matching contributions made for fiscal year 2011 on behalf of each named executive officer to the Company’s Benefit Equalization Plan, which is a non-qualified plan that permits tax-deferred contributions in excess of amounts permitted under the Retirement Plan and matching contributions of up to 200% of the first 5% of salary and bonus contributed by the employee.

(C)	Amounts include: (i) reimbursements of up to $6,000 during fiscal year 2011 to named executive officers for qualifying medical, dental or vision expenses; (ii) payments on behalf of or reimbursements made to named executive officers during fiscal year 2011 for memberships to dining, golf or country clubs; (iii) payments on behalf of or reimbursements made to named executive officers during fiscal year 2011 of up to $2,000 for a yearly, comprehensive physical examination; and (iv) premiums paid for supplemental accidental death and dismemberment insurance for certain named executive officers.

(6)	Mr. Saltiel was first elected an officer in fiscal year 2010. Under the terms of his employment agreement, upon commencement of employment in December 2009, Mr. Saltiel was granted (i) 55,741 shares of restricted stock under the 2007 Plan with a grant date fair value of $2,000,000, subject to three year cliff vesting; and (ii) 27,871 shares of restricted stock under the 2007 Plan with a grant date fair value of $1,000,000, subject to four year cliff vesting as well as performance measures as agreed to by Mr. Saltiel and the Compensation Committee in December 2010. The reported grant date fair values assume that all shares will vest. The performance terms of Mr. Saltiel’s award provide that (i) 50% of the shares will vest on a graded basis upon achievement of certain levels of cumulative stock price performance against the performance of a defined peer group of other offshore drilling contractors and (ii) 50% of the shares will vest upon achievement of safety performance as measured by cumulative total recorded incident rate measured against the comparable metric reported by the International Association of Drilling Contractors.

(7)	Mr. Mey was first elected an officer in fiscal year 2010. In connection with his appointment, in August 2010, Mr. Mey was granted 12,500 shares of restricted stock under the 2007 Plan with a grant date fair value of $321,400, subject to four year cliff vesting as well as performance measures as agreed to by Mr. Mey and the Compensation Committee in December 2010. The performance terms of Mr. Mey’s award provide that shares will vest on a graded basis upon achievement of certain levels of cumulative share price performance against the comparable performance of a defined peer group of other offshore drilling contractors. The reported grant date fair value assumes that all shares will vest.

(8)	Mr. Jimenez was first elected an officer in fiscal year 2011.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2011

Name	Grant Date	All other stock awards: number of shares (#) (1)	All other option awards: number of securities underlying options (#)(2)	Exercise or base price of option awards ($/Sh)	Grant Date Value of Stock and Option Awards ($)(3)
Robert J. Saltiel	12/9/2010	30,406			$1,137,500
	12/9/2010		72,360	$37.41	$1,137,500
Mark L. Mey	12/9/2010	2,004			$75,000
	12/9/2010		4,772	$37.41	$75,000
Glen P. Kelley	12/9/2010	7,372			$275,750
	12/9/2010		17,540	$37.41	$275,750
Barry M. Smith	12/9/2010	5,372			$201,000
	12/9/2010		12,784	$37.41	$201,000
Luis A. Jimenez	12/9/2010	4,626			$173,100
	12/9/2010		11,012	$37.41	$173,100

(1)	These restricted stock awards were made pursuant to our 2007 Plan and vest at the end of three years from the date of grant, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company.

(2)	The non-qualified stock options were granted pursuant to our 2007 Plan with a term of ten years, subject to earlier termination in certain events related to termination of employment. Each option entitles the option holder to purchase one share of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. Twenty-five percent of such options become exercisable at the end of each of year one, two, three, and four, respectively, from the date of grant. Subject to certain conditions, the exercise price may be paid by delivery of shares of common stock owned by the option holder prior to the option exercise, and tax withholding obligations related to exercise may be paid by offset of underlying shares of common stock.

(3)	The value of stock and option awards disclosed in this column represent the aggregate grant date fair value of the restricted stock awards or non-qualified stock options granted to each named executive officer in fiscal year 2011 calculated in accordance with ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value of the awards is calculated using the closing price of our common stock on the date of grant. For additional information, see Note 3 to our consolidated financial statements in our 2011 Annual Report to shareholders filed as an exhibit to the Form 10-K filed with the SEC on November 22, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards				Stock Awards
Name	Number of securities underling unexercised options exercisable (#)	Number of securities underling unexercised options unexercisable (#)(1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares units of stock that have not vested ($)(3)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(4)
Robert J. Saltiel	0	72,360	$37.41	12/9/2020	-
					86,147	$2,960,010	27,871	$957,648

Total	0	72,360			86,147	$2,960,010	27,871	$957,648
Mark L. Mey	0	4,772	$37.41	12/9/2020	-
					2,004	$68,857	12,500	$429,500

Total	0	4,772			2,004	$68,857	12,500	$429,500
Glen P. Kelley	12,000	0	$18.58	12/1/2015	-
	8,600	0	$24.99	12/7/2016	-
	8,214	2,738	$44.75	12/6/2017	-
	7,150	7,150	$14.65	12/4/2018	-
	4,499	13,498	$35.69	12/3/2019	-
	0	17,540	$37.41	12/9/2020	-
					21,525	$739,599	-	-

Total	40,463	40,926			21,525	$739,599	-	-
Barry M. Smith	5,100	0	$21.41	12/7/2016	-
	1,368	456	$44.75	12/6/2017	-
	3,500	3,520	$14.65	12/4/2018	-
	3,153	9,462	$35.69	12/3/2019	-
	0	12,784	$37.41	12/9/2020	-
					23,016	$790,830	-	-

Total	13,121	26,202			23,016	$790,830	-	-
Luis A. Jimenez	3,504	1,168	$44.75	12/6/2017	-
	3,500	3,500	$14.65	12/4/2018	-
	2,569	7,710	$35.69	12/3/2019	-
	0	11,012	$37.41	12/9/2020	-
					12,383	$425,480	-	-

Total	9,573	23,390			12,383	$425,480	-	-

(1)	The non-qualified stock options were granted pursuant to our 2007 Plan with a term of ten years, subject to earlier termination in certain events related to termination of employment. Each option entitles the option holder to purchase one share of common stock at an exercise price equal to the fair market value of a share of common stock on the date of grant. Twenty-five percent of such options become exercisable at the end of each of year one, two, three, and four, respectively, from the date of grant. Subject to certain conditions, the exercise price may be paid by delivery of shares of common stock owned by the option holder prior to the option exercise, and tax withholding obligations related to exercise may be paid by offset of underlying shares of common stock.

(2)	These restricted stock awards were made pursuant to our 2007 Plan and vest at the end of three years from the date of grant, subject to acceleration of vesting upon the occurrence of certain events related to termination of employment or change of control of the Company.

(3)	With respect to restricted stock awards, the amounts set forth in this column include the number of shares subject to such awards multiplied by the closing price of our common stock on September 30, 2011.

(4)	With respect to performance-based awards to Messrs. Saltiel and Mey, this column assumes that all performance criteria have been met and the full amount of the awards will vest. The amounts set forth include such number of shares multiplied by the closing price of our common stock on September 30, 2011.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2011

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)

Robert J. Saltiel	0	$0	0	$0

Mark L. Mey	0	$0	0	$0

Glen P. Kelley	60,000	$1,897,368	4,472	$167,968

Barry M. Smith	0	$0	3,576	$134,315

Luis A. Jimenez	1,750	$51,733	2,672	$100,360

(1)	Represents the difference between the sale price of our common stock at exercise and the exercise price of the options.
(2)	Represents the value of the shares on the vesting date based on the closing price of our common stock on such date.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in Fiscal Year 2011 ($)(1)	Registrant contributions in Fiscal Year 2011 ($)(1)	Aggregate earnings in Fiscal Year 2011 ($)(2)	Aggregate withdrawals/ distributions	Aggregate balance at September 30, 2011 (1)

Robert J. Saltiel	$51,100	$102,200	$15,506	-	$196,606

Mark L. Mey	$23,500	$10,000	$0	-	$21,287

Glen P. Kelley	$15,395	$30,790	$19,319	-	$234,404

Barry M. Smith	$27,188	$24,717	$0	-	$199,156

Luis A. Jimenez	$108,245	$24,142	$0	-	$291,395

(1)	Contributions were made to Rabbi Trust under our Benefits Equalization Plan.
(2)	Amounts listed as zero reflect negative earnings in the amount of $12,213 for Mr. Mey, $11,921 for Mr. Smith and $6,998 for Mr. Jimenez.

Potential Payments Upon Termination or Change-in-Control

Mr. Saltiel.    The Company entered into an Employment Agreement with Mr. Saltiel on December 8, 2009. The agreement provides for an initial term of three years and automatically renews for two-year periods following the initial term. The initial term may be terminated by either party upon 90 days’ written notice. If Mr. Saltiel is terminated by the Company pursuant to a qualifying termination, Mr. Saltiel is entitled to receive severance in an aggregate amount equal to 250% of the sum of Mr. Saltiel’s then current base salary and annual cash bonus. Such severance amount shall be paid in a lump sum not later than 45 days following the date of termination, shall be reduced by any other cash severance payable to Mr. Saltiel under any other severance plans, programs or arrangements of the Company and its affiliates, provided such offset shall not result in any additional tax under Code Section 409A. In the event of Mr. Saltiel’s death or disability, to the extent permitted under the 2007 Plan, all restricted stock shall immediately vest and if such immediate vesting is not permitted by the 2007 Plan and applicable law, Mr. Saltiel or his estate shall be paid the financial equivalent of the shares as of the date of termination.

A “qualifying termination” is defined as a termination of employment (i) as a result of a change-in-control, (ii) without cause, (iii) that is voluntary for good reason or (iv) that follows the Company’s failure to renew the employment term. A “change-in-control” is defined generally as (a) an acquisition or formal tender offer by any individual, entity or group of beneficial ownership of 20% of (i) the then outstanding shares of our common stock or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (certain exceptions apply); (b) a sale of substantially all of our assets; or (c) a change of the majority of the members of our Board of Directors.

Mr. Saltiel’s Employment Agreement also contains noncompetition and nonsolicitation provisions requiring the executive not to compete with the Company and not to solicit employees of the Company during the term and for the two year period following the expiration of the term as well as usual and customary confidentiality provisions.

Messrs. Mey and Kelley.    The Company entered into Executive Agreements on August 11, 2010, with Mr. Mey and on September 18, 2002, with Mr. Kelley. These agreements address the terms of executive employment and compensation in the event of a termination of employment due to a change-in-control in our ownership but not as a result of termination unrelated to such change-in-control. The Executive Agreements for Messrs. Mey and Kelley each have three-year “evergreen” terms in that they automatically extend so as to cover a three-year period from any date then in effect unless the Company has given notice to the executive that the term will no longer be so extended.

In the event of a change-in-control during the term of their Executive Agreements, Messrs. Mey and Kelley would remain in the employ of the Company following such change-in-control for one year and six months. During such continued employment terms, each executive is entitled to receive his base salary, annual bonus, incentive, savings and retirement plan benefits, welfare plan benefits, executive life insurance benefits, indemnification, expense reimbursement, and vacation commensurate with those benefits that the executive enjoyed prior to the change-in-control. Mr. Kelley’s bonus would equal at least the average of his annual bonus over the three prior fiscal years. In the event Mr. Kelley’s employment is terminated without cause or by Mr. Kelley for good reason within a defined period following a change-in-control, Mr. Kelley will be entitled to a severance payment generally equal to (i) any unpaid base salary as of his termination date, a pro-rated bonus (based on his highest annual bonus), any compensation he previously deferred and any accrued but unused vacation, and (ii) the salary and bonus (based on his highest annual bonus) for the remainder of the defined period following the change-in-control. In addition, he would be entitled to welfare benefit continuation for the remainder of the defined period and his stock options would fully vest. In such a scenario, Mr. Mey would be entitled to receive a severance amount equal to (i) any unpaid base salary as of his termination date, a pro-rated bonus (based on his highest annual bonus), any compensation he previously deferred and any accrued but unused vacation, and (ii) 150% of the sum of the highest annual salary and bonus paid by the Company to Mr. Mey for any prior fiscal year. In addition, Mr. Mey would be entitled to receive welfare benefits continuation for the remainder of the defined period following the change-in control and all stock-based incentive awards would become fully vested and exercisable and any restriction periods would terminate to the extent allowed by law and the terms of any plans and arrangements governing the awards.

The Executive Agreements for Messrs. Mey and Kelley employ the same definition of “change-n-control” as Mr. Saltiel’s Employment agreement. The Executive Agreements for Messrs. Mey and Kelley contain usual and customary confidentiality provisions.

Retention Plan.    The Retention Plan has a one-year term, and is considered and adopted by the Board annually. The Retention Plan covers certain members of management as well as other shore-based personnel in the event of a change-in-control and generally provides that covered employees will receive a payment if their employment is terminated other than for cause during the one-year period following a change-in-control. The Retention Plan only addresses the compensation in the event of a termination of employment in connection with a change-in-control and not as a result of termination unrelated to such change-in-control, and payments are based upon base salary, bonus, seniority and tenure. Payments, if any, made to executive officers under the Retention Plan would be on the same basis as other members of management in connection with a change-in-control. Messrs. Smith and Jimenez participate in the Retention Plan. Under the terms of the Retention Plan, upon termination of employment other than for cause during the one-year period following a change-in-control, Messrs. Smith and Jimenez would be entitled to receive a lump sum payment equal to (i) one year’s base salary, (ii) the average of the respective executive’s bonus payment over the preceding three years, and (iii) the product of the respective executive’s weekly base salary and any accrued but unused vacation. The Retention Plan provides for an offset of severance amounts under other agreements so that duplicative payments would not be paid. Messrs. Saltiel, Mey and Kelley are not currently eligible for payments under the Retention Plan.

Stock Awards.    The terms of the 2007 Plan provide that awards granted under the 2007 Plan shall be immediately vested, fully earned and exercisable upon the occurrence of a change-in-control and any restriction period shall terminate immediately. Stock incentive awards made under our Amended and Restated 2001 Stock Incentive Plan are subject to similar provisions.

Benefit Equalization Plan.    Each of the named executive officers participates in our Benefit Equalization Plan, which permits the executive to make tax deferred contributions,

including with respect to amounts that exceed certain Code limits. In addition, we make matching contributions on the amount the executive defers equal to up to 200% of the first 5% of salary and bonus contributed by the executive in excess of the Code limits applicable to our Retirement Plan. Upon a change-in-control, all amounts deferred under the Benefit Equalization Plan become payable regardless of whether the executive terminates employment. Under the Benefit Equalization Plan, a change-in-control is defined in accordance with Section 409A of the Code as a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.

Executive Life Insurance Plan.    All executive officers are covered under the Company’s Executive Life Insurance Plan, which provides that upon the death of an executive officer prior to age 70 while actively employed by the Company, a payment equal to 2.5 times annual salary or, in the event of death due to accidental causes, five times annual salary, will be payable to the executive’s beneficiary in 30 or 60 installments, respectively.

Potential Payments Table

The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the executive’s employment had terminated on September 30, 2011, given the executive’s compensation as of such date and, if applicable, based on the closing price of our common stock on September 30, 2011. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different than the estimates presented in the table. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Executive	Benefit	Change in Control without Termination	Change in Control with Termination	Termination For Good Reason (1)	Retirement	Death or Disability (2)

Robert J. Saltiel	Salary	$-	$1,690,000	$1,690,000	-	$1,690,000
	Bonus	$-	$1,436,500	$1,436,500	-	$-
	Stock Awards (3)	$3,917,658	$3,917,658	$3,917,658	-	$3,917,658
	Option Awards (4)	$-	$-	$-	-	$-

	TOTAL	$3,917,658	$7,044,158	$7,044,158	$0	$5,607,658

Mark L. Mey	Salary (5)	$600,000	$600,000	$600,000	-	$1,000,000
	Bonus (5)	$390,000	$90,000	$90,000	-	$-
	Stock Awards (3)	$498,357	$498,357	$498,357	-	$-
	Option Awards (4)	$-	$-	$-	-	$-

	TOTAL	$1,488,357	$1,188,357	$1,188,357	$0	$1,000,000

Glen P. Kelley	Salary (5)	$465,062	$465,062	$465,062	$-	$775,103
	Bonus (5)	$325,303	$330,909	$330,909	$-	$-
	Stock Awards (3)	$739,599	$739,599	$739,599	$238,836	$-
	Option Awards (4)	$140,927	$140,927	$140,927	$-	$-

	TOTAL	$1,670,891	$1,676,497	$1,676,497	$238,836	$775,103

Barry M. Smith	Salary	$-	$243,031	-	-	$607,578
	Bonus	$-	$140,088	-	-	$-
	Stock Awards (3)	$790,830	$790,830	-	-	$-
	Option Awards (4)	$68,985	$68,985	-	-	$-

	TOTAL	$859,815	$1,242,934	$0	$0	$607,578

Luis A. Jimenez	Salary	$-	$218,963	-	-	$547,408
	Bonus	$-	$91,089	-	-	$-
	Stock Awards (3)	$426,718	$426,718	-	-	$-
	Option Awards (4)	$68,985	$68,985	-	-	$-

	TOTAL	$495,703	$805,755	$0	$0	$547,408

(1)	This column reflects amounts payable to an executive upon voluntary termination for good reason following a change-in-control.

(2)	Under the terms of the Executive Life Insurance Plan, upon death, each executive officer is entitled to 2.5 times annual salary or, if death is due to accidental causes, five times annual salary, payable to the executive’s beneficiary in 30 or 60 installments, respectively.

(3)	The amounts in these rows reflect the product of the closing price of our common stock as of September 30, 2011 and the number of stock awards for each executive that have not vested as of September 30, 2011.

(4)	The amounts in these rows assume full exercise of all options not exercisable as of September 30, 2011. The amounts reflect the product of such amount and the difference between the closing price of our common stock on September 30, 2011 and the applicable option exercise price.

(5)	Under the Executive Agreements, amounts payable to Messrs. Mey or Kelley for Change in Control without Termination relate to payments for continued employment of the executive for a period of one year and six months at an annual base salary equal to twelve times the highest monthly base salary paid in the twelve month period preceding the Change in Control and, for Mr. Mey, an annual bonus on the same basis as other senior executive officers and, for Mr. Kelley, an annual bonus equal to at least the average annual bonus over the prior three fiscal years. For Mr. Mey, the amount of the bonus is estimated based on his target bonus percentage.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT AUDITORS

General

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent auditors for fiscal year 2012. Although it is not required to do so, our Board of Directors wishes to submit the selection of PricewaterhouseCoopers LLP for ratification by our shareholders at the Annual Meeting. Even if this selection is ratified by shareholders at the Annual Meeting, the Audit Committee may in its discretion change the appointment at any time during the year if it determines that such a change would be in the best interests of our shareholders. If our shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection. PricewaterhouseCoopers LLP will have representatives present at the shareholders’ meeting who will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors.

AUDIT COMMITTEE REPORT

Management is primarily responsible for the Company’s financial statements and the reporting process, including the systems of internal controls. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on those statements and the Company’s effectiveness of internal control over financial reporting. As the Audit Committee, we oversee the financial reporting process and internal control system on behalf of the Board of Directors. The Audit Committee met in person four times, with an additional four conference call meetings, during fiscal year 2011 for a total of eight meetings. At various times during the 2011 fiscal year, the Audit Committee met with PricewaterhouseCoopers LLP and the internal auditors, with and without management present.

In the course of fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements, as well as Management’s Discussion and Analysis, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, with management and PricewaterhouseCoopers LLP.

This review included a discussion of, among others:

•	All critical accounting policies followed by the Company;
•

The reasonableness of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the quality of the Company’s accounting principles;

•	The integrity and effectiveness of the Company’s disclosure controls;
•	The clarity and completeness of financial disclosures;
•	The adequacy of internal controls that could significantly affect the Company’s financial statements;
•	Items that could be accounted for using alternative treatments within GAAP;
•

Significant deficiencies in internal control over financial reporting raised by PricewaterhouseCoopers LLP during its audit of the Company’s financial statements and internal control over financial reporting; and

•	The potential effects of regulatory and accounting initiatives, as well as any off balance sheet structures, on the Company’s financial statements.

Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

We have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Rule 3200T, Interim Auditing Standards Section 380, Communications With Audit Committees, as modified or supplemented, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed audit and non-audit fees paid to PricewaterhouseCoopers LLP during 2011, including those pre-approved pursuant to the Company’s policy and in compliance with PCAOB Rule 3524. We reviewed and approved the Company’s policies regarding the provision of non-audit services by PricewaterhouseCoopers LLP to the Company and the hiring of employees of PricewaterhouseCoopers LLP by the Company.

We reviewed the independence of PricewaterhouseCoopers LLP from the Company and its management. This review included receipt and review of independence communications from PricewaterhouseCoopers LLP required by the PCAOB’s Rule 3526

As the Audit Committee, we approved the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. In connection with that approval, we

•	reviewed the scope of an overall plan for the annual audit for 2012;
•	approved an estimate of audit related fees to be provided by PricewaterhouseCoopers LLP; and
•	considered PricewaterhouseCoopers LLP’s description of their quality control procedures.

Additionally, we

•	reviewed and approved the scope of the internal audit plan for 2012;
•	reviewed the adequacy of certain financial policies;
•	reviewed and discussed the results of meetings of the Company’s Disclosure Committee;
•	on a quarterly basis, reviewed the Company’s financial results prior to their public issuance;
•	reviewed the Company’s compliance with certain legal and regulatory requirements;
•	reviewed the performance of the internal audit function;
•	reviewed significant legal developments as described by management of the Company; and
•	reviewed all complaints in accordance with the Company’s Whistleblower Policy and the Company’s Whistleblower Protection Policy.

Audit Committee:

Deborah A. Beck

George S. Dotson

Jack E. Golden

James R. Montague

Phil D. Wedemeyer, Chair

January 12, 2012

AUDIT FIRM FEE SUMMARY

During fiscal years 2011 and 2010, PricewaterhouseCoopers LLP was our independent registered public accounting firm, and it provided services in the following categories and amounts.

	Fiscal Year
	2011	2010
Audit Fees (1)	$945,464	$746,000
Audit-Related Fees	$0	$15,000
Tax Fees (2)	$1,341,712	$1,891,000
All Other Fees (3)	$6,150	$50,000

Total	$2,293,326	$2,702,000

(1)	Amounts include statutory audit fees, which vary depending upon our foreign operating locations.
(2)	Amounts relate to business planning and restructuring services connected with our foreign locations. Amounts for 2011 and 2010 include $182,000 and $302,000, respectively, in reimbursable expenses for services billed but not performed by PricewaterhouseCoopers LLP.
(3)	Amounts relate to software licensing and industry coalition fees.

The Audit Committee approves the engagement of our independent registered public accounting firm to render audit or non-audit services prior to the engagement based upon a proposal by such firm and an estimate of fees and expected scope of engagement.

EQUITY COMPENSATION PLANS

The table below provides information relating to our equity compensation plans as of September 30, 2011, all of which have been approved by our shareholders:

Number of shares of common stock to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of shares of common stock available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options)
1,479,469	$25.44	1,895,275

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) reports or forms they file.

Based solely on our review of the copies of such forms we have received, and written representations from certain reporting persons that no reports on Form 5 were required for those persons, we believe that, during the period from October 1, 2010 through September 30, 2011, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except as follows: Ms. Beck missed reporting a purchase of 260 shares of common stock purchased through an outside separate account manager in February 2011 but not reported to Ms. Beck until July 2011; and Mr. Campbell missed reporting 100 shares of common stock owned by his spouse on his initial Form 3 filing in January 2009.

Shareholder Proposals

Proposals of our shareholders intended to be presented for consideration at the Annual Meeting of Shareholders to be held in February 2013 must be received by us no later than September 14, 2012 and must comply with the requirements of the proxy rules promulgated by the SEC in order to be included in the proxy statement and form of proxy related to that meeting. If notice of any shareholder proposal not eligible for inclusion in our proxy statement and form of proxy is given to us after November 28, 2012, then proxy holders will be allowed to use their discretionary voting authority on such shareholder proposal when the matter is raised at such meeting.

Other Matters

Management does not intend to bring any other matters before the meeting and has not been informed that any matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies under discretionary authority therein in accordance with their judgment on such matters.

Your vote is very important.    It is important that your shares be represented. Regardless of whether you plan to attend the meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or by completing and signing the form of proxy and promptly returning it in the envelope provided. We will provide, without charge, upon written request of any shareholder, a copy of our 2011 Annual Report to Shareholders, including consolidated financial statements and financial statement schedules. Please direct such request to the Corporate Secretary, Atwood Oceanics, Inc., P.O. Box 218350, Houston, Texas 77218, 281-749-7800.

Walter A. Baker

Vice President, General Counsel

and Corporate Secretary

Houston, Texas

January 12, 2012

Continental Stock Transfer 17 Battery Place New York, NY 10004 ATTN: Dawn Tapoler VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees Nominees 01 Deborah A. Beck 02 George S. Dotson 03 Jack E. Golden 04 Hans Helmerich 05 James R. Montague 06 Robert J. Saltiel 07 Phil D. Wedemeyer The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain To approve, by a shareholder non-binding advisory vote, the compensation of our named executive officers. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors. In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the meeting. For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000119455_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . ATWOOD OCEANICS, INC. Annual Meeting of Shareholders February 9, 2012 10:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Mark L. Mey and Walter A. Baker, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of ATWOOD OCEANICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EST on 2/9/2012, at the Atwood Oceanics, Inc. Corporate Office 15835 Park Ten Place Drive, Houston, Texas 77084 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000119455_2 R1.0.0.11699